Exhibit 10.1
Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

SOUTHCROSS ENERGY PARTNERS, L.P.,

SOUTHCROSS ENERGY GP LLC

AND

TEXSTAR MIDSTREAM SERVICES, LP

DATED AS OF JUNE 11, 2014

5.9	Environmental Matters	17
5.10	Taxes	18
5.11	Compliance with Law	20
5.12	Governmental Approvals	20
5.13	Proceedings	20
5.14	Absence of Changes	21
5.15	Transactions with Interested Persons	22
5.16	Financial Advisors	23
5.17	Employee Matters	23
5.18	Benefit Plans	24
5.19	Insurance Coverage	27
5.20	Intellectual Property	27
5.21	Customers and Suppliers	27
5.22	Current Business	27
5.23	Condemnation; Casualty Loss	27
5.24	Books and Records	27
5.25	Materials Provided to Conflicts Committee	28
5.26	No Representations or Warranties Implied; Independent Investigation; Forecasts	28

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SXE REGARDING THE SXE GROUP	29
6.1	Organization and Good Standing	29
6.2	Power and Authority	30
6.3	No Conflict	30
6.4	Capitalization	30
6.5	SXE SEC Documents	31
6.6	Absence of Changes	31
6.7	Proceedings	32
6.8	Taxes	32
6.9	Financial Capability	32
6.10	Financial Advisors	32
6.11	Acquisition of Frio Interests	32
6.12	No Representations or Warranties Implied; Independent Investigation; Forecasts	33

ARTICLE VII	COVENANTS OF THE PARTIES	34
7.1	Conduct of the Business	34
7.2	Access to Books and Records	35
7.3	Contact with Customers and Suppliers	35
7.4	Regulatory Filings	36

7.5	Notification	37
7.6	Conditions	37
7.7	Preparation of Supporting Documents	37
7.8	Transaction Expenses	37
7.9	Exclusivity	37
7.10	Publicity	38
7.11	Confidentiality	38
7.12	Restructuring	38
7.13	Tax Matters	39

ARTICLE VIII	TERMINATION	43
8.1	Grounds for Termination	43
8.2	Effect of Termination	44

ARTICLE IX	INDEMNIFICATION	44
9.1	Indemnification by TexStar	44
9.2	Indemnification by SXE	45
9.3	Survival	45
9.4	Third Person Claims	46
9.5	Direct Claims	47
9.6	Basket; Indemnification Cap	47
9.7	Calculation of Losses	48
9.8	Other Limitations	48

ARTICLE X	MISCELLANEOUS	49
10.1	Governing Law; Venue; Waiver of Jury Trial	49
10.2	Third-Party Beneficiaries	50
10.3	No Partnership	50
10.4	Assignment	50
10.5	Entire Agreement	50
10.6	Amendment	50
10.7	Notices	51
10.8	Waiver	52
10.9	Severability	52
10.10	Conspicuousness of Provisions	52
10.11	Deliveries to a Party	53
10.12	Counterparts; Delivery	53
10.13	Representation by Counsel	53
10.14	Time of the Essence	53
10.15	Schedules	53

Exhibits

Exhibit A – Definitions
Exhibit B – PIK Common Units

Schedules

Schedule 1.1(a)    Knowledge (TexStar)
Schedule 1.1(b)    Knowledge (SXE)
Schedule 1.1(c)    TexStar Capex Budget
Schedule 3.1(b)    Closing Consents
Schedule 4.3        No Conflicts; Consents
Schedule 4.5        Financial Advisors
Schedule 5.2        Capitalization
Schedule 5.3        No Conflicts; Consents
Schedule 5.5(a)    No Undisclosed Liabilities
Schedule 5.5(b)    Third Party Debt
Schedule 5.5(c)    Liabilities to Affiliates
Schedule 5.6        Sufficiency of Assets
Schedule 5.7(a)(i)    Current Contracts
Schedule 5.7(a)(ii)    TexStar Contracts
Schedule 5.9        Environmental Matters
Schedule 5.12        Governmental Approvals
Schedule 5.13        Proceedings
Schedule 5.14        Absence of Changes
Schedule 5.15        Transactions with Interested Persons
Schedule 5.16        Financial Advisors
Schedule 5.17        Employee Matters
Schedule 5.18(a)    Benefit Plans
Schedule 5.18(b)    Qualified Benefit Plans
Schedule 5.18(h)    Post-Employment Benefit Plans
Schedule 5.18(m)    Conflicts with Benefit Plans
Schedule 5.19        Insurance
Schedule 5.20        Intellectual Property
Schedule 5.21        Customers and Suppliers
Schedule 5.22        Current Business
Schedule 6.3        No Conflict
Schedule 6.10        Financial Advisors
Schedule 7.12        Rich Gas System

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”) is made as of June 11, 2014, by and among Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), Southcross Energy GP LLC, a Delaware limited liability company (“SXE Energy”), TexStar Midstream Services, LP, a Texas limited partnership (“TexStar”). SXE, SXE Energy and TexStar are referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, as of the date hereof, TexStar owns (a) 100% of the outstanding limited partnership interest (the “Frio LP Interest”) in Frio LaSalle Pipeline, LP, a Texas limited partnership (“Frio LP”), and (b) 100% of the outstanding limited liability company interest (the “Frio GP Interest” and, together with the Frio LP Interest, the “Frio Interests”) in Frio LaSalle GP, LLC, a Texas limited liability company and the sole general partner of Frio LP (“Frio GP”);
WHEREAS, on the Closing Date, among the other actions described herein, TexStar will contribute to SXE the Frio Interests in exchange for the consideration described herein; and
WHEREAS, the Conflicts Committee has previously (a) received an opinion of Jefferies, the financial advisor to the Conflicts Committee, that the consideration to be paid in connection with such contribution is fair, from a financial point of view, to the public holders of Common Units of SXE and (b) determined that this Agreement and such contribution are in the best interests of SXE and are fair and reasonable to SXE and its public holders of Common Units and recommended that the board of directors of SXE GP approve this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:
ARTICLE IDEFINITIONS AND CONSTRUCTION
1.1    Definitions. Exhibit A sets forth the definitions of the capitalized terms set forth herein.
1.2    Construction. In this Agreement, unless a clear contrary intention appears in the applicable provision: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, subsection and other subdivision refer to the corresponding Exhibit, Schedule, Section, Article, subsection and other subdivision of this Agreement; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
CONTRIBUTION, CLOSING AND CLOSING CONDITIONS
2.1    Contribution of the Frio Interests. At the Closing and subject to the terms and conditions set forth in this Agreement and the Assignment and Contribution Agreement, (a) TexStar shall contribute, convey, transfer and assign the Frio Interests to SXE and (b) SXE shall then further contribute, convey, transfer and assign the Frio Interests to SXE Energy.
2.2    Consideration. As consideration for the contribution of the Frio Interests to SXE, SXE shall deliver to TexStar: (a) an amount in cash equal to One Hundred Eighty Million Dollars ($180,000,000) (the “Cash Consideration”), payable to TexStar on the Closing Date by wire transfer of immediately available funds to the account(s) designated by TexStar not less than two Business Days prior to the Closing, and (b) 14,633,000 units of a new class of SXE common units (“PIK Common Units”) with the rights and characteristics set forth on Exhibit B hereto (the “Unit Consideration” and, together with the Cash Consideration, the “Consideration”), to be issued (or evidenced by book entry notation in SXE’s register) to TexStar on the Closing Date.
2.3    Closing and Closing Date. The consummation of the Transactions (the “Closing”) shall take place at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201, at 10:00 a.m. (local time) on the first Business Day following full satisfaction or due waiver of all of the closing conditions set forth in this Article II (other than those to be satisfied at the Closing, but subject to the satisfaction or due waiver of such conditions) or on such other date, at such other time and/or location as mutually agreed by the Parties (the “Closing Date”).
2.4    Conditions to TexStar’s Obligation to Close. The obligation of TexStar to consummate the Transactions is subject to the satisfaction or waiver by TexStar of the following conditions at or immediately before the Closing:
(a)    the (i) Fundamental Representations of SXE shall be true and correct on and as of the Closing Date as if made on the Closing Date and (ii) representations and warranties of SXE, other than the Fundamental Representations of SXE, set forth in Article VI shall be true and correct on and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual representation or warranty) does not constitute, individually or in the aggregate, a Material Adverse Effect as to the SXE Group;
(b)    SXE shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or before the Closing;

(c)    there shall not have been or occurred since the date of this Agreement any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the SXE Group; and
(d)    SXE’s and SXE Energy’s obligations under Section 3.2 shall have been fulfilled.
2.5    Conditions to SXE’s Obligation to Close. The obligation of SXE to consummate the Transactions is subject to the satisfaction or waiver by SXE of the following conditions at or immediately before the Closing:
(a)    the (i) Fundamental Representations of TexStar (other than Section 5.10) shall be true and correct on and as of the Closing Date as if made on the Closing Date and (ii) representations and warranties of TexStar (including Section 5.10), other than the Fundamental Representations of TexStar, set forth in Article IV and Article V shall be true and correct on and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual representation or warranty) does not constitute, individually or in the aggregate, a Material Adverse Effect as to the TexStar Group;
(b)    TexStar shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or before the Closing;
(c)    there shall not have been or occurred since the date of this Agreement any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the TexStar Group;
(d)    TexStar shall have completed the TexStar Rich Gas Restructuring; and
(e)    TexStar’s obligations under Section 3.1 shall have been fulfilled.
2.6    Conditions to each Party’s Obligation to Close. The obligations of each Party to consummate the Transactions are subject to the satisfaction or waiver by such Party of the following conditions at or immediately before the Closing:
(a)    the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated, if applicable;
(b)    no Proceeding shall, on the Closing Date, be in effect that restrains, prohibits or makes illegal the consummation of the Transactions;
(c)    each of the conditions precedent to the transactions contemplated by the Master Contribution Agreement (other than those conditions that will be satisfied at the closing thereof) shall have been satisfied or waived;

(d)    funds sufficient to pay the Cash Consideration in full shall be available under the SXE Credit Facility;
(e)    SXE shall have amended the SXE Partnership Agreement to authorize the PIK Common Units and establish the rights, powers and preferences related thereto; and
(f)    this Agreement shall not have been terminated in accordance with Section 8.1.
ARTICLE III
CLOSING ACTIONS
3.1    TexStar’s Closing Actions. On the Closing Date, TexStar shall take the following actions:
(a)    TexStar shall deliver to SXE a counterpart signature page to the Assignment and Contribution Agreement, duly executed by TexStar;
(b)    TexStar shall deliver to SXE the consents and approvals set forth on Schedule 3.1(b);
(c)    TexStar shall deliver to SXE a certificate of good standing with respect to TexStar and each member of the TexStar Group issued by the relevant Governmental Authority of each such Person’s jurisdiction of organization, as of a recent date;
(d)    TexStar shall deliver to SXE a certificate signed by the Secretary of TexStar (or by an authorized officer of its general partner) certifying as to (i) the accuracy and full force and effect of resolutions of the general partner of TexStar authorizing TexStar to enter into the Transactions and the Operative Documents and to perform its obligations hereunder and thereunder and (ii) the names and signatures of the officers of TexStar (or the officers of its general partner) authorized to sign this Agreement and any other Operative Documents on its behalf;
(e)    TexStar shall deliver to SXE a certificate, dated as of the Closing Date, stating that the conditions specified in Section 2.5(a), (b) and (c) have been satisfied;
(f)    TexStar shall deliver to SXE a certificate (in such form as may be agreed to by SXE) conforming to the requirements of Treasury Regulations Sections 1.1445-2(b)(2); and
(g)    TexStar shall execute and deliver to SXE such other documents, agreements or instruments as are contemplated in this Agreement or that may reasonably be necessary or appropriate to evidence the Transactions or to effectuate the purpose or intent of this Agreement.

3.2    SXE’s Closing Actions. On the Closing Date, SXE and SXE Energy shall take the following actions:
(a)    SXE shall deliver to TexStar the Consideration as provided in Section 2.2;
(b)    Each of SXE and SXE Energy shall deliver to TexStar a counterpart signature page to the Assignment and Contribution Agreement, duly executed by each of SXE and SXE Energy;
(c)    SXE shall deliver to TexStar a certificate of good standing with respect to each member of the SXE Group issued by the relevant Governmental Authority of each such Person’s jurisdiction of organization, as of a recent date;
(d)    SXE shall deliver to TexStar a certificate signed by an authorized officer of SXE GP certifying as to (i) the accuracy and full force and effect of resolutions of the board of directors of SXE GP authorizing SXE to enter into the Transactions and the Operative Documents and to perform its obligations hereunder and thereunder and (ii) the names and signatures of the officers of SXE (or the officers of SXE GP) authorized to sign this Agreement and any other Operative Documents on its behalf;
(e)    SXE Energy shall deliver to TexStar a certificate signed by the Secretary of SXE Energy certifying as to (i) the accuracy and full force and effect of resolutions of the board of directors of SXE GP authorizing SXE Energy to enter into the Transactions and the Operative Documents and to perform its obligations hereunder and thereunder and (ii) the names and signatures of the officers of SXE Energy authorized to sign this Agreement and any other Operative Documents on its behalf;
(f)    SXE shall deliver to TexStar a certificate, dated as of the Closing Date, stating that the conditions specified in Section 2.4(a), (b) and (c) have been satisfied;
(g)    SXE shall enter into the SXE Credit Facility; and
(h)    SXE and SXE Energy shall execute and deliver to TexStar such other documents, agreements or instruments as are contemplated in this Agreement or that may reasonably be necessary or appropriate to evidence the Transactions or to effectuate the purpose or intent of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TEXSTAR REGARDING TEXSTAR
TexStar hereby represents and warrants to SXE as follows:
4.1    Organization and Good Standing. TexStar is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other Operative Document to which it is a party and to consummate the Transactions.
4.2    Power and Authority. The execution and delivery by TexStar of this Agreement and the other Operative Documents to which it is a party, and the performance of the Transactions by TexStar, have been duly authorized by the general partner of TexStar, and no other action on the part of TexStar or its general partner is necessary to authorize this Agreement and the other Operative Documents to which TexStar is a party or to consummate the Transactions. This Agreement and each other Operative Document to which TexStar is a party has been or will be duly and validly executed and delivered by TexStar, and constitutes or will constitute a valid and binding obligation of TexStar, enforceable against TexStar in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally, (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (c) public policy considerations with respect to the enforceability of rights of indemnification.
4.3    No Conflict; Consents.

(a)    Except as set forth on Schedule 4.3, neither the execution and delivery by TexStar of this Agreement and the other Operative Documents to which TexStar is a party nor consummation or performance by TexStar of the Transactions will: (i) conflict with or violate any Law binding upon TexStar, (ii) conflict with or violate the Organizational Documents of TexStar, (iii) conflict with or violate any judgment, decree or order to which TexStar is bound, (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any material Contract to which TexStar is a party or by which TexStar or any of its properties may be bound or result in the imposition of an Encumbrance on any of the Frio Interests, other than in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancelations or accelerations that would not have a Material Adverse Effect on TexStar’s ability to perform its obligations under this Agreement or to consummate the Transactions.

(b)    TexStar has obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to TexStar’s entry into the Operative Documents.

4.4    Ownership Interests. TexStar owns and has good and valid title to the Frio Interests, free and clear of any Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws, the Organizational Documents of Frio LP and Frio GP and Encumbrances under the BBTS Credit Facility that will be released in full at Closing). TexStar is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Frio Interests. Other than in connection with this Agreement, TexStar is not a party to any Contract pursuant to which TexStar has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in any member of the TexStar Group.
4.5    Financial Advisors. Except as set forth on Schedule 4.5, no brokerage or finder’s fees or commissions are or will be payable by TexStar or its Affiliates to any broker, financial advisor or consultant, finder, placement agent, investment banker, intermediary, bank or other Person with respect to the Transactions.
4.6    No Litigation. There is no Proceeding pending or, to the Knowledge of TexStar, threatened against TexStar that seeks to enjoin, restrict, limit or obtain monetary damages in respect of the execution and delivery of this Agreement or TexStar’s performance under this Agreement or in respect of the Transactions.
4.7    Acquisition of PIK Common Units.
(a)    TexStar has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the PIK Common Units being issued to TexStar in connection with the Transactions (the “TexStar SXE Interest”), and is capable of bearing the economic risk of such investment. TexStar is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. TexStar is acquiring the TexStar SXE Interest for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the TexStar SXE Interest, in violation of the Securities Act. Other than pursuant to the Master Contribution Agreement, TexStar does not have any Contract with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to the TexStar SXE Interest. TexStar acknowledges and understands that (i) its acquisition of the TexStar SXE Interest has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the TexStar SXE Interest will, upon such acquisition, be characterized as “restricted securities” under state and federal securities Laws. TexStar further acknowledges and understands that the TexStar SXE Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.
(b)    TexStar has undertaken such investigation as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Operative Documents, and the acquisition of the TexStar SXE Interest. TexStar has had an opportunity to ask questions and receive answers from SXE regarding the business, properties, prospects and financial condition of the members of the SXE Group and SXE GP.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TEXSTAR REGARDING THE TEXSTAR GROUP AND THE TEXSTAR BUSINESS
TexStar hereby represents and warrants to SXE and SXE Energy as follows:
5.1    Organization and Qualification.
(a)    Each member of the TexStar Group (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and is duly authorized and qualified to carry on its respective TexStar Business, (ii) is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the TexStar Group, and (iii) has the requisite power and authority to own, lease and operate its respective TexStar Assets and to carry on its respective TexStar Business.
(b)    TexStar has made available to SXE true and complete copies of (i) the Organizational Documents of each member of the TexStar Group and (ii) the minute books of each member of the TexStar Group, which contain records of all meetings held of, and other actions taken by, the partners, members, shareholders or other holders of Equity Interests in members of the TexStar Group, the Boards of Directors (or equivalent governing body) of each member of the TexStar Group, and each committee thereof.
(c)    Except as has been obtained before the Closing, no action by a member of the TexStar Group is necessary to authorize this Agreement or the other Operative Documents or to consummate the Transactions.
5.2    Capitalization. Except as set forth on Schedule 5.2:
(a)    Frio GP is the sole general partner of Frio LP, and there has been no other general partner of Frio LP since its formation. No member of the TexStar Group owns, directly or indirectly, any Equity Interest in any Person (other than with respect to Equity Interests of another member of the TexStar Group). Schedule 5.2 sets forth, for each member of the TexStar Group, the issued and outstanding Equity Interests (including the Frio Interests) of such Person and the owners thereof (which (i) as to the ownership of the TexStar JV Entities by Persons other than a member of the TexStar Group, is to the Knowledge of TexStar and (ii) does not give effect to the TexStar Rich Gas Restructuring).
(b)    Other than as contemplated by this Agreement, there are no outstanding options, restricted units, appreciation rights, profits interests, subscriptions, warrants, securities or rights of any kind (whether debt or equity) that are convertible into, exercisable or exchangeable for Equity Interests (including the Frio Interests) of any member of the TexStar Group, or calls, commitments, pre-emptive or anti-dilutive rights, rights of first offer or refusal or other rights obligating a member of the TexStar Group to issue or sell any securities or Equity Interests (including any Frio Interests), or otherwise requiring TexStar or a member of the TexStar Group to give any Person the right to participate in the equity or net income of any other member of the TexStar Group.
(c)    The respective Equity Interests set forth on Schedule 5.2 (including the Frio Interests) constitute all of the outstanding Equity Interests in the respective members of the TexStar Group and, other than Equity Interests in the TexStar JV Entities held by Atlas, are owned by TexStar or another member of the TexStar Group free and clear of any and all Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws, Encumbrances under the BBTS Credit Facility that will be released in full at Closing and Encumbrances existing under the Organizational Documents of the members of the TexStar Group). All Equity Interests (including the Frio Interests) of each member of the TexStar Group (i) were issued in compliance with all Laws and any preemptive or anti-dilutive rights, rights of first offer or refusal and any other statutory or contractual rights of any Person and (ii) have been duly authorized, validly issued, fully paid and are non-assessable (except as such nonassessability may be affected by matters expressly set forth in the Law of the jurisdiction of organization of such Person).
(d)    Except for this Agreement and the Organizational Documents of the members of the TexStar Group, there are no agreements, voting trusts or other agreements or understandings between or among the members of the TexStar Group to which any such Person is a party or by which it is bound with respect to the transfer or voting of any Equity Interests of a member of the TexStar Group, including the Frio Interests (which, solely as such agreements, voting trusts or other agreements or understandings to which Atlas may have caused a TexStar JV Entity to be a party, is to the Knowledge of TexStar). Except for this Agreement, there are no Contracts to purchase or redeem any of the outstanding Equity Interests of a member of the TexStar Group (which, with respect to the Equity Interests of the TexStar JV Entities held by Atlas, is to the Knowledge of TexStar).
5.3    No Conflict; Consents.
(a)    Except as set forth on Schedule 5.3, neither the execution and delivery by TexStar of this Agreement or by TexStar or any member of the TexStar Group of the other Operative Documents to which they are a Party, nor consummation or performance by TexStar or any member of the TexStar Group of the Transactions will: (i) conflict with or violate any Law binding on a member of the TexStar Group, (ii) conflict with or violate the Organizational Documents of a member of the TexStar Group, (iii) conflict with or violate any judgment, decree or order to which a member of the TexStar Group is bound or (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any TexStar Contract or result in the imposition of an Encumbrance on any of the TexStar Assets or on any of the Equity Interests of a member of the TexStar Group (including the Frio Interests), other than in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancelations or accelerations that would not have a Material Adverse Effect on the TexStar Group.
(b)    TexStar has obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to its entry into the Operative Documents.
5.4    TexStar Financial Statements. TexStar has made available to SXE: (a) an audited consolidated balance sheet of the TexStar Group and the Related Affiliates as of December 31, 2013 and December 31, 2012 and the related audited consolidated statements of income and cash flows for the fiscal years then ended (the “TexStar Historical Financial Statements”) and (b) the TexStar Group’s (together with certain of its Affiliates’) consolidated unaudited balance sheet as of March 31, 2014 and the related consolidated unaudited statement of income and cash flows for the three-month period then ended (the “TexStar Latest Financial Statement” and, together with the TexStar Historical TexStar Financial Statements, the “TexStar Financial Statements”). The TexStar Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the TexStar Group and the Related Affiliates on a consolidated basis as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP consistently applied throughout the periods involved. The TexStar Financial Statements have been prepared from and are in accordance with the accounting records of the TexStar Group and the Related Affiliates (and such records are true, correct and accurately reflect in all material respects all transactions engaged in by the members of the TexStar Group). Since January 1, 2012, except as set forth in the TexStar Financial Statements, there has been no material change of the accounting (tax or otherwise) policies, practices or procedures of any member of the TexStar Group. The representations in this Section 5.4, as applicable, are subject, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes.
5.5    Liabilities; Indebtedness.
(a)    Except for liabilities reflected or reserved against in the TexStar Latest Financial Statement, as of the date of this Agreement, none of Frio GP or Frio LP or, to the Knowledge of TexStar, any TexStar JV Entity has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except liabilities and obligations that (i) constitute Transaction Expenses, (ii) have been incurred by such member of the TexStar Group in the Ordinary Course of Business since the date of the TexStar Latest Financial Statement, (iii) are set forth on Schedule 5.5(a), (iv) arise under any TexStar Contract (other than liabilities arising from any breach or default under such Contracts) or (v) are not material to the TexStar Group, taken as a whole.
(b)    Schedule 5.5(b) sets forth and describes all Third Party Debt of each member of the TexStar Group.
(c)    Except as set forth on Schedule 5.5(c), no member of the TexStar Group owes any liabilities or obligations, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed, to TexStar or its Affiliates (other than members of the TexStar Group), and there are no claims or Proceedings with respect thereto.
5.6    Title to Properties and Assets; Easements.
(a)    Each member of the TexStar Group has title to or rights or interests in its real property and personal property, free and clear of all Encumbrances (except Permitted Encumbrances and Encumbrances under the BBTS Credit Facility that will be released in full at Closing), sufficient to allow it to conduct its TexStar Business as currently being conducted.
(b)    Each member of the TexStar Group has such Easements as are necessary to use, own and operate such Person’s assets in the manner such assets are currently used, owned and operated by such Person, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the TexStar Group. No event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Easements, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the TexStar Group.
(c)    Except as set forth on Schedule 5.6 and subject to the TexStar Rich Gas Restructuring, the TexStar Assets are and at the Closing will be, sufficient to permit the conduct of the TexStar Business in the manner presently conducted in all material respects and for the performance of all obligations of the TexStar Group (or any member thereof) under any Contracts relating to the TexStar Business.
5.7    Contracts.
(a)    (I) Schedule 5.7(a)(i) contains a list of the following contracts to which, as of the date hereof, any member of the TexStar Group is a party or bound and (II) Schedule 5.7(a)(ii) contains a list of the following contracts to which, after giving effect to the TexStar Rich Gas Restructuring, any member of the TexStar Group will be a party or bound (each such contract contemplated by clause (II) being a “TexStar Contract”):
(i)    any Contract that constitutes a commitment relating to any outstanding Indebtedness of any member of the TexStar Group (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than agreements solely between or among one or more of members of the TexStar Group;
(ii)    each natural gas transportation, gathering, treating, processing or other contract, each natural gas liquids fractionation, transportation, purchase, sales or storage Contract and each natural gas purchase Contract that during the 12 months ended March 31, 2014 individually involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by any member of the TexStar Group in excess of $5,000,000 in the aggregate;

(iii)    each Contract for lease of personal property or real property involving aggregate payments in excess of $1,000,000 in any calendar year;
(iv)    each Contract (other than a Benefit Plan) containing a non-compete or similar type of provision that, following the Closing, would by its terms materially restrict the ability of SXE or any member of the TexStar Group to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing and any Contract that grants to any Person any right of first refusal, right of first offer or similar right in any material asset or property of any member of the TexStar Group;
(v)    each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of any member of the TexStar Group, other than an acquisition or sale in the ordinary course of business consistent with past practice;
(vi)    each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate that will be binding on any member of the TexStar Group after the Closing;
(vii)    each partnership, joint venture or limited liability company agreement to which any member of the TexStar Group is a party;
(viii)    any collective bargaining, works council or similar labor Contract (a “Labor Agreement”) to which any member of the TexStar Group is a party or is subject;
(ix)    any Contract for employment with any employee of the TexStar Group;
(x)    any Contract (other than Contracts of the type described in Section 5.7(a)(ii)) for the purchase by any member of the TexStar Group of materials, supplies, goods, services, equipment or other assets with a value in excess of $5,000,000 that cannot be terminated by such member of the TexStar Group on not more than 90 days’ notice without penalty; and
(xi)    each Contract under which any member of the TexStar Group has advanced or loaned any amount of money to any of its officers, directors, employees or consultants (other than with respect to immaterial loans or advances to employees in the Ordinary Course of Business).
(b)    TexStar has made available to SXE true and complete copies of each TexStar Contract. No member of the TexStar Group, nor to the Knowledge of TexStar is any other Person, in material breach or default in the performance of its duties or obligations under any TexStar Contract.
(c)    Except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification, each TexStar Contract is in full force and effect against, and constitutes the enforceable obligations of, the member of the TexStar Group party to such Contract and, to the

Knowledge of TexStar, the other parties thereto, and each of the TexStar Contracts will continue to be in full force and effect against, and constitute the enforceable obligations of, the member of the TexStar Group party to such Contract and the other parties thereto on identical terms immediately after the Closing. None of TexStar, Frio GP, Frio LP or, to the Knowledge of TexStar, any TexStar JV Entity has received written notice of any material violation or default under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or default under) any TexStar Contract.
5.8    Permits. Each member of the TexStar Group has all material Permits necessary for the conduct of the TexStar Business as currently being conducted, and such Permits are valid and in full force and effect. None of TexStar, Frio GP, Frio LP or, to the Knowledge of TexStar, any TexStar JV Entity has received any written notice of Proceedings relating to the revocation, modification, cancelation, termination or nonrenewal of any material Permit. No member of the TexStar Group is in default under, and to the Knowledge of TexStar, no condition exists that with or without the giving of notice or the passage of time, or both, would constitute a default under, any material Permit. All applications required to have been filed for the renewal of any material Permits have been duly filed on a timely basis with the appropriate Governmental Authorities. All notices, applications or other actions, if any, required to ensure that none of such material Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the Transactions, have been or will be timely completed, and none of such material Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the Transactions.
5.9    Environmental Matters. Except as set forth on Schedule 5.9:
(a)    except as would not reasonably be expected to result in any member of the TexStar Group incurring material liabilities, (i) no written claim, notice, order, request for information, complaint, directive or penalty has been received by TexStar, Frio GP, Frio LP or, to the Knowledge of TexStar, any TexStar JV Entity with respect to the TexStar Assets or the TexStar Business and (ii) there are no judicial, administrative or other Proceedings pending or, to the Knowledge of TexStar, threatened or reasonably anticipated, and, to the Knowledge of TexStar, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written claim, notice, order, request for information, directive, complaint, penalty or judicial, administrative or other Proceedings, which, in the case of each of (i) and (ii), allege a violation of or result in liability under any Environmental Law by or of a member of the TexStar Group with respect to the TexStar Assets or the TexStar Business;
(b)    the TexStar Assets and the operation of the TexStar Business are in compliance in all material respects with applicable Environmental Laws, which includes obtaining, maintaining and complying with all material Permits necessary for the operation of the TexStar Business under applicable Environmental Laws;
(c)    to the Knowledge of TexStar, there are no written environmental reports, studies, tests, analyses or other material documents specifically addressing unresolved environmental liabilities related to the ownership or operation of the TexStar Assets or environmental conditions of the TexStar Assets (i) that are in the possession or under the control of, or that are accessible by, TexStar or any member of the TexStar Group or (ii) that are in the possession of any Person other than TexStar or a member of the TexStar Group, in each case, that have not been made available to SXE (other than, in the case of each of (i) and (ii) of this paragraph, any privileged reports or documents that have been indicated as such in a written privilege log made available to SXE); and
(d)    except as would not reasonably be expected to result in any member of the TexStar Group incurring material liabilities, the operations of the TexStar Business have not resulted in a Release of any Hazardous Substances at any real property currently or formerly owned, operated or leased by a member of the TexStar Group requiring any reporting, investigation, remediation or other response action under any Environmental Laws, and, to the Knowledge of TexStar no such Release of any Hazardous Substance has occurred at any real property currently or formerly owned, operated or leased by a member of the TexStar Group.
5.10    Taxes.
(a)    All Tax Returns required to be filed pursuant to applicable Law by or with respect to TexStar and each member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) have been timely filed with the appropriate Governmental Authority (taking into account any applicable extensions), and each such Tax Return is (with respect to the T2 LaSalle Entities, to the Knowledge of TexStar) complete and accurate in all material respects. All material amounts of Taxes owed by TexStar and each member of the TexStar Group (or for which TexStar or a member of the TexStar Group may be liable) that have become due and payable under applicable Law have been (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) timely paid in full, whether or not shown on any Tax Return.
(b)    There are no actions pending by any Governmental Authority with respect to TexStar or any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) for any unpaid Taxes, and no Tax assessment, deficiency or adjustment has been asserted, proposed or, to TexStar’s Knowledge, threatened with respect to TexStar or any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar). Neither TexStar nor any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or collection of Taxes for which TexStar or any member of the TexStar Group may be liable, and there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to TexStar or any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar). No Tax audit, examination, judicial proceeding or other Proceeding is pending or, to TexStar’s Knowledge, threatened with respect to any Taxes due from or with respect to TexStar or any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar).

(c)    To the extent relevant to TexStar or a member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar), all Tax withholding and deposit requirements imposed on or with respect to TexStar and/or each member of the TexStar Group have been satisfied in full in all material respects and, to the extent required, any withheld Taxes have been timely paid to the proper Governmental Authority.
(d)    Neither TexStar nor any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) has been a party to a “listed transaction,” as such term is defined in Treasury Regulation § 1.6011-4(b)(2).
(e)    There are no Encumbrances with respect to Taxes on the Frio Interests, except for Encumbrances for Taxes that are not yet due and payable.
(f)    Since its inception, TexStar and each member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) has at all times been properly classified as a partnership or a disregarded entity for U.S. federal income tax and any applicable state and local Tax purposes (other than for Texas franchise tax purposes).
(g)    There are no outstanding appeals, requests for rulings, claims for refund or credit, or subpoenas relating to Taxes of TexStar or any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar).
(h)    None of TexStar (as related to the TexStar Group) or any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) has received any claim in writing from any Governmental Authority in a jurisdiction in which such Person does not file Tax Returns that it may be subject to taxation by (or liable for Tax in) that jurisdiction.
(i)    None of TexStar (as related to the TexStar Group) or any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) is a party to (or currently negotiating or pursuing) any rulings, closing agreements or similar agreements between TexStar or any member of the TexStar Group, on the one hand, and any tax authority, on the other hand, that could reasonably be expected to increase materially the Taxes imposed on a member of the TexStar Group for any period ending after the Closing Date.
(j)    There is no Tax sharing, allocation or indemnification agreement or any similar contract or arrangement with respect to Taxes of a member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) that will not be terminated as of the Closing Date, other than customary provisions of commercial agreements and arrangements not primarily related to Taxes such as leases, credit facilities, customer agreements and loan agreements.
(k)    Neither TexStar nor any member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) (i) has been a member of any Consolidated Group (other than a combined group of BlackBrush Oil & Gas, L.P. for Texas franchise tax purposes) or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee, successor, by Contract or otherwise, except for joint and several liability for Texas franchise Taxes of the combined group of which TexStar or the member of the TexStar Group is a member.
(l)    No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect a member of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar).
(m)    To the Knowledge of TexStar, all of the assets of each member of the TexStar Group have been properly listed and described on the property tax rolls for the Tax units in which such assets are located and no portion of such assets constitutes omitted property for property tax purposes.
5.11    Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, that are the subject of Section 5.8, Section 5.9 and Section 5.10, respectively, (a) to the Knowledge of TexStar, each member of the TexStar Group is in compliance in all material respects with all applicable Laws and (b) none of Frio GP, Frio LP or, to the Knowledge of TexStar, any TexStar JV Entity has received written notice of any material violation of any applicable Law.
5.12    Governmental Approvals. Except for the applicable requirements of the HSR Act (if applicable) or as set forth on Schedule 5.12, no material consent, approval, order, or authorization of, or declaration, filing, notice to or registration with, any Governmental Authority is required to be obtained or made by a member of the TexStar Group in connection with the execution, delivery or performance by TexStar of this Agreement or by TexStar or any other member of the TexStar Group of any other Operative Document or in respect of the TexStar Rich Gas Restructuring.
5.13    Proceedings. Other than as set forth on Schedule 5.13, there are no material Proceedings pending or, to the Knowledge of TexStar, threatened against, any member of the TexStar Group or its business or the TexStar Assets. There is no unsatisfied judgment, court order, arbitral award or administrative decision against a member of the TexStar Group, its business or the TexStar Assets, and no order has been made or petition presented or resolution passed or other steps taken for the winding up or dissolution of any member of the TexStar Group. There has been no appointment, and no such appointment is planned by a member of the TexStar Group, of an administrator, receiver, liquidator or liquidation committee or like body or officer of a member of the TexStar Group or the TexStar Assets. To the Knowledge of TexStar, there is no basis for any Proceeding which, if adversely determined against a member of the TexStar Group or its Representatives (in the capacity in which such Representative is affiliated with such Person), would reasonably be expected to result in a loss to the TexStar Group in excess of $500,000.

5.14    Absence of Changes. Except as set forth on Schedule 5.14:
(a)    Since the date of the TexStar Latest Financial Statement, there has not been any event or occurrence which has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the TexStar Group.
(b)    Since the date of the TexStar Latest Financial Statement, except for this Agreement, the Transactions and the TexStar Rich Gas Restructuring, each member of the TexStar Group has carried on and operated its respective businesses in all material respects in the Ordinary Course of Business and from such date through the date hereof, no member of the TexStar Group has:
(i)    amended its Organizational Documents;
(ii)    transferred, issued, sold or disposed of any of its Equity Interests (including any options, warrants, or other securities convertible into or exercisable or exchangeable for such Equity Interests, or other rights of any kind with respect to such Equity Interests) other than transfers, issuances, sales or dispositions to another member of the TexStar Group;
(iii)    adopted a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;
(iv)    made any material change in such Person’s accounting methods, policies or procedures, other than as required by GAAP or a change in applicable Law;
(v)    made any acquisitions (by merger, consolidation, acquisition of equity interests or otherwise) of assets, properties, equity interests or business of any other Person;
(vi)    other than in the Ordinary Course of Business, sold, transferred, assigned, disposed of, leased, pledged or encumbered any assets;
(vii)    commenced or settled any litigation;
(viii)    made any loan, advance or capital contribution to, or other investment in, any Person that is not a member of the TexStar Group;
(ix)    paid, or agreed to pay upon the satisfaction of any condition, any increase in the compensation of any employee of the TexStar Group other than in the Ordinary Course of Business, or agreed to pay upon the satisfaction of any condition any severance or termination pay to any such Persons, except as specifically agreed to in writing between TexStar and SXE as part of the Transactions;
(x)    adopted, established, entered into, amended, modified or agreed to amend or modify (or announced an intention to establish, amend or modify) or terminated any Benefit Plan or became liable with respect to any Benefit Plan with respect to which such member of the TexStar Group was not liable immediately before the TexStar Latest Financial Statement;
(xi)    made any material amendment to any Tax Return, or made, changed or rescinded any Tax election, in each case, which would reasonably be expected to materially increase the Tax liability of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) or the direct or indirect owners of the TexStar Group (in the case of the T2 LaSalle Entities, to the Knowledge of TexStar) for any taxable period beginning after the Closing Date;
(xii)    other than in the Ordinary Course of Business, incurred any Indebtedness or incurred, assumed, guaranteed or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness or other obligations of any Person (other than a member of the TexStar Group) that will not be extinguished at Closing;
(xiii)    committed to any capital expenditures outside of the Ordinary Course of Business after March 31, 2014, to the extent not included in the TexStar Capex Budget and in excess of $2,000,000 individually or $10,000,000 in the aggregate;
(xiv)    suffered any material damage, destruction or loss affecting any assets of any member of the TexStar Group, but in each case only to the extent not covered by payments or approved claims under the TexStar Group’s insurance policies;
(xv)    accelerated, terminated, materially amended, modified or canceled any TexStar Contract, except for any such accelerations, terminations, amendments, modifications or cancelations in the Ordinary Course of Business and that individually would not reasonably be expected to have an adverse impact on the TexStar Group in excess of $2,000,000 in any fiscal year; or
(xvi)    agreed or committed to do any of the foregoing.
5.15    Transactions with Interested Persons. Except as set forth on Schedule 5.15, none of TexStar, an employee or officer of Frio GP or Frio LP (or spouse or any child thereof or other related person (by blood or marriage)) or any Affiliate of TexStar owns, directly or indirectly, on an individual or joint basis, (a) any material interest in, or serves as an officer, director or employee of, any customer or supplier of or any Person that has a Contract with a member of the TexStar Group or (b) any material interest in any asset, tangible or intangible, that is used (or contemplated to be used) in the TexStar Business, nor has any such Person engaged in any material transaction, arrangement or understanding with a member of the TexStar Group other than as contemplated by this Agreement.

5.16    Financial Advisors. Except as set forth on Schedule 5.16, no brokerage or finder’s fees or commissions are or will be payable by a member of the TexStar Group to any broker, financial advisor or consultant, finder, placement agent, investment banker, intermediary, bank or other Person in connection with the Transactions.
5.17    Employee Matters.
(a)    Except as disclosed on Schedule 5.17 or rights that are extinguished prior to or at Closing, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the acceleration or creation of any rights of any current or former employee of a member of the TexStar Group to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.
(b)    Except as would not reasonably be expected to result in a Material Adverse Effect on a member of the TexStar Group, (i) to the Knowledge of TexStar, each member of the TexStar Group is in compliance with all applicable labor and employment Laws including all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, wrongful discharge, collective bargaining, discrimination, civil rights, workers’ compensation, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act or any similar state or local mass-layoff or plant-closing law (collectively, the “WARN Act”), (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee, individual independent contractor or labor organization or other representative of the employees or of any prospective or former employees of any member of the TexStar Group is pending or, to the Knowledge of TexStar, threatened against any member of the TexStar Group and (iii) no member of the TexStar Group is subject to any employment-related audit, investigation, lawsuit or other challenge or otherwise bound by any material consent decree, order or agreement with any current or former employee or individual independent contractor or any Governmental Authority relating to current or former employees or individual independent contractors of any member of the TexStar Group.
(c)    No employee of the TexStar Group is covered by, and no member of the TexStar Group is party to, any Labor Agreement. No collective labor organizing activity is ongoing or threatened with respect to any employee of the TexStar Group, and no such activity has occurred or been threatened within the past five years. No pickets, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the TexStar Group is pending or threatened, and no such activity has occurred or been threatened within the past five years.
(d)    There has been no “mass layoff” or “plant closing,” as defined under the WARN Act, with respect to any employee of the TexStar Group within the six-month period immediately preceding the Closing.

5.18    Benefit Plans.
(a)    Schedule 5.18(a) sets forth a true and complete list of all material Benefit Plans that are or are required to be sponsored, maintained or contributed to by each member of the TexStar Group or any other corporation or trade or business under common control with any of them or treated as a single employer with any of them as determined under Sections 414(b), (c), (m) or (o) of the Code (an “TexStar ERISA Affiliate”), or under which any of them or any TexStar ERISA Affiliate has any current or future obligation or liability, contingent or otherwise with respect to a present or former officer, employee, agent or consultant of any member of the TexStar Group or under which any present or former officer, employee, agent or consultant of any member of the TexStar Group, or such present or former officer’s, employee’s, agent’s or consultant’s dependents or beneficiaries, have any current or future right to benefits. For purposes of this Section 5.18, the term “Benefit Plans” refers to the Benefit Plans applicable to the TexStar Group, and shall not refer to the Benefit Plans of any member of the SXE Group. For purposes of this Section 5.18, the term “SXE Group” shall include SXE GP.
(b)    Schedule 5.18(b) identifies as such all Benefit Plans, if any, which are (i) qualified under Section 401(a) of the Code, (ii) severance, continuation pay, termination pay or deferred compensation arrangements (including any such arrangements contained in an employment, advisory or consulting agreement), (iii) welfare benefit plans within the meaning of Section 3(1) of ERISA and (iv) plans that provide benefits of any kind after termination of employment.
(c)    With respect to each Benefit Plan, TexStar has made available to SXE true and complete copies of all current written documents setting forth the terms and conditions of such Benefit Plan (or a written summary of such terms in the case of an unwritten Plan) and, in the case of each Benefit Plan subject to ERISA, copies of the plan document, the most current summary plan description and any modifications thereto, and if applicable, the most recently filed IRS Form 5500 (including attachments), the most recent trust agreement, insurance or annuity contract or other funding vehicle, the most recent actuarial valuation and report or financial report, as applicable, the most recent IRS determination or opinion letter and other material related documents applicable to such Benefit Plan.
(d)    No member of the TexStar Group or any TexStar ERISA Affiliate has within the past six years maintained, had an obligation to contribute to or has had any other liability, contingent or otherwise, with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan” as defined in Section 3(37) of ERISA. No other trade or business (other than a member of the TexStar Group or a TexStar ERISA Affiliate) is, or, at any time within the past six years, has been treated, together with any member of the TexStar Group or any TexStar ERISA Affiliate, as a single employer under Section 414 of the Code or Section 4001 of ERISA.
(e)    There does not exist any condition, there has not occurred any event, and there has not been any omission, with respect to the sponsorship, funding or administration of any Benefit Plan, which has or could result in a material Encumbrance upon or material claim with respect to any of the TexStar Assets, or any member of the SXE Group being liable for any contribution, withdrawal liability, benefit, claim, settlement, Tax, penalty, payment or liability of any material nature. All contributions required to be made under the terms of any Benefit Plan (including all employer contributions and employee salary reduction contributions) have been timely made in accordance with applicable Law, including 29 C.F.R. § 2510.3-102.
(f)    Each group health plan that provides health coverage to any present or former employee of a member of the TexStar Group has operated in compliance, except for any immaterial error, with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder (and any applicable similar state Law), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.
(g)    Each Benefit Plan has at all times been maintained, administered, and operated in all material respects in accordance with its terms, all applicable provisions of ERISA (including the “fiduciary responsibility” and “prohibited transaction” rules thereof), the Code and other applicable Laws, and each Benefit Plan intended to be a qualified plan under Section 401(a) of the Code and each trust forming a part thereof is the subject of a favorable determination or opinion letter from the Internal Revenue Service as to the qualification under the Code of such Benefit Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust. There are no active suits, governmental investigations or proceedings pending or, to the Knowledge of TexStar, threatened against or concerning any Benefit Plan or against any fiduciary thereof respecting the fiduciary’s duties to the Benefit Plan or any trust under the Benefit Plan. There is no action or claim (other than routine claims for benefits made in the ordinary course of Plan administration) pending or, to the Knowledge of TexStar, threatened against or with respect to any Benefit Plan and, to the Knowledge of TexStar, no facts exist which could give rise to any such action or claim.
(h)    No member of the TexStar Group or any TexStar ERISA Affiliate has ever maintained or contributed to a trust that is subject to Section 501(c)(9) of the Code and none of the Benefit Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA provide for health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of a member of the TexStar Group or any TexStar ERISA Affiliate or their beneficiaries, except to the extent required under ERISA Section 601 et seq., or by Section 4980B of the Code and the regulations promulgated thereunder or other similar state Law, and, except as disclosed on Schedule 5.18(h), at the sole expense of the participant.
(i)    All insurance premiums due or payable with respect to the periods from the end of the most recent Benefit Plan or contract year to and including the Closing Date have been paid or fully accrued in the TexStar Financial Statements. No such premium is overdue or in a grace period for late payments.
(j)    All contributions, expenses and unfunded liabilities for prior plan years which are not yet due and with respect to the current Benefit Plan year for the period ending on the Closing Date relating to all of the Benefit Plans have been made or accrued in accordance with GAAP in the TexStar Financial Statements, and, to the extent required, in the TexStar Financial Statements of the applicable Benefit Plan.
(k)    Any fidelity bond required to be obtained under ERISA with respect to any Benefit Plan has been obtained and is in full force and effect.
(l)    The consummation of the Transactions will not (either alone or in connection with the occurrence of any additional or subsequent events) result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to any “disqualified individual” pursuant to Section 4999 of the Code.
(m)    Except as disclosed on Schedule 5.18(m), neither the execution of this Agreement nor other Operative Documents by the members of the TexStar Group and the performance by each of them hereunder or thereunder, nor the consummation of the Transactions will (i) entitle any employees, former employees or other service providers of any member of the TexStar Group or any TexStar ERISA Affiliate to severance pay or severance benefits, (ii) accelerate the time of payment or vesting, trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable under or trigger any other obligation pursuant to, any of the Benefit Plans, (iii) obligate any member of the SXE Group to continue any of the Benefit Plans or (iv) result in any breach or violation of, or a default under, any of the Benefit Plans.
(n)    No provision of any Benefit Plan would prevent the amendment or termination of any such Benefit Plan assumed or continued by any member of the SXE Group pursuant to the Transactions without material liability, other than the (i) the obligation for ordinary benefits accrued before the termination of such Benefit Plan and (ii) payment of any insurance premiums and plan administration fees for the remaining term of the applicable contract. No action or omission of any member of the TexStar Group or any TexStar ERISA Affiliate, or any manager, officer, or agent thereof in any way restricts, impairs or prohibits any of the members of the TexStar Group or any TexStar ERISA Affiliate, or any successor, from amending, merging or terminating any of the Benefit Plans in accordance with the express terms of any such plan and applicable Law.
(o)    No Person that was engaged by Frio GP or Frio LP or, to the Knowledge of TexStar, any TexStar JV Entity as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of a member of the TexStar Group or any TexStar ERISA Affiliate under applicable laws, statutes, rules, regulations and administrative proceedings for any purpose whatsoever including for purposes of federal, state and local income taxation, workers’ compensation and unemployment insurance and eligibility for the Benefit Plans or for purposes of applying any fee, Tax or penalty under applicable Law.
5.19    Insurance Coverage. Schedule 5.19 sets forth a list of all insurance policies, formal self-insurance programs and bonds currently maintained by each member of the TexStar Group. All such insurance policies and bonds have been made available to SXE. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid and no notice of cancelation or termination has been received with respect to any such insurance policy.
5.20    Intellectual Property. None of Frio GP or Frio LP or, to the Knowledge of TexStar, any TexStar JV Entity has received any written notice asserting that the conduct of the TexStar Business infringes upon or violates any Intellectual Property of any Person. Schedule 5.20 lists all material software licenses, patents and other registered Intellectual Property used in the conduct of the TexStar Business, other than programs existing on any personal computers owned by members of the TexStar Group, back-office accounting software or otherwise generally available off the shelf software. Each member of the TexStar Group owns or has valid rights to use all the Intellectual Property of such Person without conflict with the rights of others.
5.21    Customers and Suppliers. Schedule 5.21 sets forth a true and complete list of the top ten customers and top ten suppliers to Frio LP, as measured by the dollar amount of purchases therefrom or thereby for the fiscal year ended December 31, 2013. None of such customers or suppliers has provided TexStar or Frio LP, or their Affiliates, any written notice which canceled, materially modified or otherwise terminated its relationship with such Person or materially decreased its services, supplies or materials to such Person or its usage or purchase of the services or products of such Person.
5.22    Current Business. Except as set forth on Schedule 5.22, no member of the TexStar Group has engaged in any material business activity other than the TexStar Business.
5.23    Condemnation; Casualty Loss. Since the date of the TexStar Latest Financial Statement, there has been no condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the TexStar Assets in any material respect which has not subsequently been repaired, replaced or restored. None of TexStar, Frio GP, Frio LP or, to the Knowledge of TexStar, any TexStar JV Entity has received written notice of and there is not any pending or, to the Knowledge of TexStar, threatened or contemplated condemnation Proceeding affecting any of the TexStar Assets (or any portion thereof), or of any sale or other disposition of any of the TexStar Assets (or any portion thereof) in lieu of condemnation.
5.24    Books and Records. The books and records of each member of the TexStar Group that are necessary for the ownership and operation of the TexStar Assets have been maintained in accordance with prudent industry practice and such books and records have been made available to SXE.

5.25    Materials Provided to Conflicts Committee. The projections and budgets provided to the Conflicts Committee (including those provided to Jefferies, the financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement and the Transactions were prepared by the management of the TexStar Group and, in the opinion of the management of the TexStar Group, have a reasonable basis and are consistent with the current expectations of the management of the TexStar Group and its Affiliates. The other historical financial and operational information and materials provided to Jefferies as part of its review for the Conflicts Committee in connection with this Agreement and the Transactions is derived from and is consistent with the TexStar Group’s books and records.  Copies of the TexStar Financial Statements have been provided to the Conflicts Committee.
5.26    No Representations or Warranties Implied; Independent Investigation; Forecasts.
(a)    EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V OR ELSEWHERE IN THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, NEITHER TEXSTAR NOR ANY OTHER PERSON HAS MADE, DOES NOT MAKE AND TEXSTAR SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (i) THE VALUE, NATURE, QUALITY, ADEQUACY OR CONDITION OF THE TEXSTAR BUSINESS OR THE TEXSTAR ASSETS, (ii) THE INCOME TO BE DERIVED FROM THE FRIO INTERESTS, THE TEXSTAR BUSINESS OR THE TEXSTAR ASSETS, (iii) THE SUITABILITY OF THE TEXSTAR ASSETS FOR ANY ACTIVITIES OR USES WHICH THE SXE GROUP (DIRECTLY OR INDIRECTLY) MAY CONDUCT THEREON OR (iv) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE FRIO INTERESTS, THE TEXSTAR BUSINESS OR THE TEXSTAR ASSETS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V OR ELSEWHERE IN THIS AGREEMENT OR ANY OPERATIVE DOCUMENT, SXE FURTHER ACKNOWLEDGES AND AGREES THAT SXE (i) IS ACQUIRING THE TEXSTAR INTERESTS AND ACCEPTING THE TEXSTAR ASSETS ON AN AS IS, WHERE IS CONDITION AND BASIS WITH ALL FAULTS AND (ii) WITHOUT LIMITING ITS RIGHTS IN THE CASE OF KNOWING AND INTENTIONAL FRAUD OR WILLFUL MISCONDUCT, WILL NOT ASSERT ANY CLAIMS OR TAKE ANY POSITION IN ANY LEGAL PROCEEDING THAT IS INCONSISTENT WITH THIS SECTION 5.26.
(b)    TEXSTAR HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF THE SXE GROUP, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES,

ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF THE SXE GROUP FOR SUCH PURPOSE. TEXSTAR ACKNOWLEDGES AND AGREES THAT, IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS, TEXSTAR HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SXE SET FORTH IN ARTICLE VI AND ARTICLE VII (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IS NOT RELYING ON THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MATERIALS, REPRESENTATIONS OR WARRANTIES PROVIDED BY OR ON BEHALF OF THE SXE GROUP.
(c)    WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TEXSTAR ACKNOWLEDGES AND EXPRESSLY CONFIRMS THAT TEXSTAR HAS RECEIVED FROM THE SXE GROUP CERTAIN PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME AND CERTAIN BUSINESS PLAN INFORMATION RELATED TO THE SXE GROUP. TEXSTAR ACKNOWLEDGES THAT (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (ii) TEXSTAR IS FAMILIAR WITH SUCH UNCERTAINTIES, (iii) TEXSTAR IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT) AND (iv) TEXSTAR SHALL HAVE NO CLAIM AGAINST ANY MEMBER OF THE SXE GROUP WITH RESPECT THERETO.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SXE REGARDING THE SXE GROUP
Except as to matters disclosed in the SXE SEC Documents filed with the SEC on or after December 31, 2013, and prior to the date of this Agreement (but excluding any disclosure included therein to the extent that it is cautionary, predictive or forward-looking in nature) (provided the foregoing shall not be applicable to the representations and warranties set forth in Section 6.4 or Section 6.5), SXE and SXE Energy hereby represent and warrant to TexStar as follows:
6.1    Organization and Good Standing. Each of SXE and SXE Energy (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and is duly authorized and qualified to carry on its respective SXE Business, (b) is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the SXE Group, and (c) has the requisite power and authority to own, lease and operate its respective SXE Assets and to carry on its respective SXE Business. SXE has made available to TexStar true and complete copies of the Organizational Documents of SXE and SXE Energy.
6.2    Power and Authority. The execution and delivery by each of SXE and SXE Energy of this Agreement and the other Operative Documents to which it is a party, and the performance of the Transactions by each of SXE and SXE Energy, have been duly authorized by the board of directors of SXE GP and no other action on the part of SXE or SXE Energy or their respective governing bodies or any other holders of any Equity Interest in SXE is necessary to authorize this Agreement and the other Operative Documents to which SXE or SXE Energy is a party or to consummate the Transactions. Each of SXE and SXE Energy has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other Operative Document to which it is a party and to consummate the Transactions. This Agreement and each other Operative Document to which SXE and SXE Energy is a party has been or will be duly and validly executed and delivered by SXE and SXE Energy and constitutes or will constitute a valid and binding obligation of SXE and SXE Energy, respectively, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally, (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (c) public policy considerations with respect to the enforceability of rights of indemnification.
6.3    No Conflict.
(a)    Except as set forth on Schedule 6.3, neither the execution and delivery by SXE and SXE Energy of this Agreement and the other Operative Documents to which SXE or SXE Energy are a party nor consummation or performance by SXE or SXE Energy of the Transactions will: (i) conflict with or violate any Law binding upon SXE or SXE Energy, (ii) conflict with or violate the Organizational Documents of SXE or SXE Energy, (iii) conflict with or violate any judgment, decree or order to which SXE or SXE Energy is bound, (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any material Contract to which SXE or SXE Energy is a party or by which SXE or SXE Energy or any of their respective properties may be bound, other than in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancelations or accelerations that would not have a Material Adverse Effect on the SXE Group.
(b)    SXE and SXE Energy have obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to SXE’s and SXE Energy’s entry into the Operative Documents.
6.4    Capitalization. The authorized Equity Interest of SXE is as set forth in the SXE Partnership Agreement. At the close of business on June 1, 2014: (a) 21,465,046 Common Units were issued and outstanding, (b) 12,213,713 Subordinated Units were issued and outstanding, (c) 1,832,399 Series A Convertible Preferred Units were issued and outstanding, (d) SXE GP held 2%

of the total partnership interest in SXE; (e) 477,651 Common Units were subject to issuance under outstanding options or awards under the SXE Long-Term Incentive Plan, (f) no Voting Debt was issued and outstanding, and (g) all Incentive Distribution Rights were held by SXE GP. Except as set forth in this Section 6.4, there are no outstanding (i) Equity Interests or Voting Debt or other voting securities of SXE; (ii) securities of SXE or any member of the SXE Group convertible into or exchangeable for Equity Interests, Voting Debt or other voting securities of SXE or any member of the SXE Group; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which SXE or any member of the SXE Group is a party or by which it is bound in any case obligating SXE or any member of the SXE Group to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Equity Interests, Voting Debt or other voting securities of SXE or any member of the SXE Group or obligating SXE or any member of the SXE Group to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All Equity Interests of each member of the SXE Group (i) were issued in compliance with all Laws and any preemptive or anti-dilutive rights, rights of first offer or refusal and any other statutory or contractual rights of any Person and (ii) have been duly authorized, validly issued, fully paid and are non-assessable (except as such nonassessability may be affected by matters expressly set forth in the Law of the jurisdiction of organization of such Person).
6.5    SXE SEC Documents. SXE has filed all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC since January 1, 2013 (collectively, and together with any other reports on Form 8-K filed on a voluntary basis, and in each case including all other exhibits and schedules thereto and documents incorporated by reference therein, the “SXE SEC Documents”). As of their respective dates, the SXE SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SXE SEC Documents, and none of the SXE SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SXE included in the SXE SEC Documents were prepared from the books and records of SXE and its Subsidiaries, complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects and in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of SXE and its Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of SXE and its Subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, SXE and SXE Energy shall have no liability with respect to any information in or any exhibit to any Form 8-K of SXE that is deemed not to be “filed” and is not specifically identified in any filing under the Securities Act or the Exchange Act as being incorporated therein by reference.
6.6    Absence of Changes. Except as disclosed in, or reflected in the financial statements included in, the SXE SEC Documents, since December 31, 2013, SXE has conducted its business in the Ordinary Course of Business, and there has not been (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned by SXE or its Subsidiaries, or (b) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business), in each case, which has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the SXE Group.
6.7    Proceedings. There is no Proceeding pending or, to the Knowledge of SXE, threatened against SXE or SXE Energy that seeks to enjoin, restrict, limit or obtain monetary damages in respect of the execution and delivery of this Agreement or SXE’s or SXE Energy’s performance under this Agreement or in respect of the Transactions. There is no unsatisfied judgment, court order, arbitral award or administrative decision against a member of the SXE Group, its business or the SXE Assets, and no order has been made or petition presented or resolution passed or other steps taken for the winding up or dissolution of any member of the SXE Group. There has been no appointment, and no such appointment is planned by a member of the SXE Group, of an administrator, receiver, liquidator or liquidation committee or like body or officer of a member of the SXE Group or the SXE Assets. To the Knowledge of SXE, there is no basis for any Proceeding which, if adversely determined against a member of the SXE Group or its Representatives (in the capacity in which such Representative is affiliated with such Person) that would reasonably be expected to result in a loss to the SXE Group, individually or in the aggregate, in excess of $500,000.
6.8    Taxes. From and at all times since its formation, SXE has qualified as a partnership for U.S. federal income tax purposes under Section 7704(c) of the Code, and all Tax Returns of SXE have been prepared consistently therewith.
6.9    Financial Capability. SXE has, and at the Closing will have, sufficient funds available to pay the Cash Consideration and any fees and expenses incurred by the SXE Group in connection with the Transactions.
6.10    Financial Advisors. Except as set forth on Schedule 6.10, no brokerage or finder’s fees or commissions are or will be payable by SXE or its Affiliates to any broker, financial advisor or consultant, finder, placement agent, investment banker, intermediary, bank or other Person with respect to the Transactions.
6.11    Acquisition of Frio Interests.
(a)    SXE has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Frio Interests, and is capable of bearing the economic risk of such investment. SXE is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. SXE is acquiring the Frio Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Frio Interests (except with respect to the distribution of the Frio Interests to SXE Energy). SXE acknowledges and understands that (i) its acquisition of the Frio Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Frio

Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.
(b)    SXE has undertaken such investigation as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Operative Documents, and the acquisition of the Frio Interests. SXE has had an opportunity to ask questions and receive answers from TexStar regarding the business, properties, prospects and financial condition of the members of the TexStar Group.
6.12    No Representations or Warranties Implied; Independent Investigation; Forecasts.
(a)    EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI OR ELSEWHERE IN THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, NEITHER SXE NOR ANY OTHER PERSON HAS MADE, DOES NOT MAKE AND SXE SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (i) THE VALUE, NATURE, QUALITY, ADEQUACY OR CONDITION OF THE SXE BUSINESS OR THE SXE ASSETS, (ii) THE INCOME TO BE DERIVED FROM THE PIK COMMON UNITS OR (iii) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE SXE UNITS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI OR ELSEWHERE IN THIS AGREEMENT OR ANY OPERATIVE DOCUMENT, TEXSTAR FURTHER ACKNOWLEDGES AND AGREES THAT TEXSTAR (i) IS ACQUIRING THE PIK COMMON UNITS AND ACCEPTING THE SXE ASSETS ON AN AS IS, WHERE IS CONDITION AND BASIS WITH ALL FAULTS AND (ii) WITHOUT LIMITING ITS RIGHTS IN THE CASE OF KNOWING AND INTENTIONAL FRAUD OR WILLFUL MISCONDUCT, WILL NOT ASSERT ANY CLAIMS OR TAKE ANY POSITION IN ANY LEGAL PROCEEDING THAT IS INCONSISTENT WITH THIS SECTION 6.12.
(b)    SXE HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF THE TEXSTAR GROUP, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF THE TEXSTAR GROUP FOR SUCH PURPOSE. SXE ACKNOWLEDGES AND AGREES THAT, IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS, SXE

HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF TEXSTAR SET FORTH IN ARTICLE IV AND ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IS NOT RELYING ON THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MATERIALS, REPRESENTATIONS OR WARRANTIES PROVIDED BY OR ON BEHALF OF TEXSTAR OR THE TEXSTAR GROUP.
(c)    WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SXE ACKNOWLEDGES AND EXPRESSLY CONFIRMS THAT IT HAS RECEIVED FROM TEXSTAR AND THE TEXSTAR GROUP CERTAIN PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME AND CERTAIN BUSINESS PLAN INFORMATION RELATED TO THE TEXSTAR GROUP. SXE ACKNOWLEDGES THAT (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (ii) SXE IS FAMILIAR WITH SUCH UNCERTAINTIES, (iii) SXE IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT) AND (iv) SXE SHALL HAVE NO CLAIM AGAINST TEXSTAR OR ANY MEMBER OF THE TEXSTAR GROUP WITH RESPECT THERETO.
ARTICLE VII
COVENANTS OF THE PARTIES
7.1    Conduct of the Business.
(a)    From the date hereof until the Closing or the termination of this Agreement in accordance with Article VIII, other than as provided for in, or contemplated by, this Agreement (including the TexStar Rich Gas Restructuring), (i) TexStar shall not transfer, assign or convey any of the Frio Interest, or commit to or enter into any Contract to effect the foregoing, or permit any Encumbrance to be placed on any of the Frio Interest, and (ii) TexStar shall, and shall cause each member of the TexStar Group to, conduct its business and operations in the Ordinary Course of Business, and use commercially reasonable efforts to maintain the value of the TexStar Business as a going concern consistent with past practice, including by preserving intact its business organization, keeping available the services of its current managers, partners, officers and employees, preserving its relationships with customers, creditors and suppliers consistent with past practice, maintaining its books and records and complying in all material respects with applicable Law.
(b)    From the date hereof until the Closing or the termination of this Agreement in accordance with Article VIII, SXE shall, and shall cause each member of the SXE Group to, conduct its business and operations in the Ordinary Course of Business, and use commercially reasonable efforts to maintain the value of the SXE Business as a going concern consistent with past practice, including by preserving intact its business organization, keeping available the services of its current managers, partners, officers and employees, preserving its relationships with customers, creditors and suppliers consistent with past practice, maintaining its books and records and complying in all material respects with applicable Law.
7.2    Access to Books and Records. From the date hereof until the Closing Date or the earlier termination of this Agreement:
(a)    TexStar shall provide to SXE and its authorized Representatives (the “Southcross Representatives”) (a) access at all reasonable times and upon at least two Business Days’ advance notice to the offices, properties, books and records of the members of the TexStar Group in order for the Southcross Representatives to have the opportunity to make such investigation as SXE shall reasonably desire to make of the affairs of the TexStar Group and (b) such additional financial and operating data and other information regarding the assets, properties and business of members of the TexStar Group as SXE may from time to time reasonably request; provided that such access and provision of information does not unreasonably interfere with the normal operations of the members of the TexStar Group or contravene any Law or require substantial time to compile or provide.
(b)    SXE shall provide to TexStar and its authorized Representatives (the “TexStar Representatives”) (a) access at all reasonable times and upon at least two Business Days’ advance notice to the offices, properties, books and records of the members of the SXE Group in order for the TexStar Representatives to have the opportunity to make such investigation as TexStar shall reasonably desire to make of the affairs of the SXE Group and (b) such additional financial and operating data and other information regarding the assets, properties and business of members of the SXE Group as TexStar may from time to time reasonably request; provided that such access and provision of information does not unreasonably interfere with the normal operations of the members of the SXE Group or contravene any Law or require substantial time to compile or provide.
Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that (i) it would require any member of the TexStar Group or the SXE Group to disclose information subject to attorney-client privilege or (ii) legal counsel for TexStar or SXE, as applicable, reasonably concludes that it may give rise to antitrust or competition law issues or violates a protective order or otherwise may not be disclosed pursuant to applicable Law. Further, TexStar and SXE shall not be permitted to perform invasive or subsurface investigations of the properties or facilities of the SXE Group or the TexStar Group, respectively.
7.3    Contact with Customers and Suppliers.
(a)    TexStar acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any customer, supplier or other material business relation of a member of the SXE Group (except any current or prospective customers, suppliers or other such Persons of the TexStar Group, if the same) before the Closing without the prior written consent of SXE.
(b)    SXE acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any customer, supplier or other material business relation of a member of the TexStar Group (except any current or prospective customers, suppliers or other such Persons of the SXE Group, if the same) before the Closing without the prior written consent of TexStar.
7.4    Regulatory Filings.
(a)    Subject to the terms and conditions herein, each Party shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the Transactions. Subject to appropriate confidentiality protections, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing.
(b)    Each of the Parties shall cooperate with one another and use commercially reasonable efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or other Competition Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the Transactions. Each Party shall provide to the other Parties copies of all correspondence between it (or its Representatives) and any Governmental Authority relating to the Transaction or any of the matters described in this Section 7.4. Each such Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such communication. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Competition Laws.
(c)    Without limiting the generality of the undertakings pursuant to this Section 7.4, the Parties shall provide or cause to be provided as promptly as practicable to any Governmental Authority information and documents requested by any Governmental Authority or necessary, proper or advisable to permit consummation of the Transaction, including filing any notification and report form and related material required under the HSR Act as promptly as practicable, but in no event later than five Business Days after the date hereof for filings required under the HSR Act and thereafter to respond promptly to any request for additional information or documentary material that may be made and use commercially reasonable efforts to obtain early termination of the waiting period under the

HSR Act. Each Party shall pay one-half of any filing fees for filings made pursuant to the HSR Act.
(d)    Nothing in this Agreement shall require any Party or its Affiliates to (i) sell or otherwise dispose of specific assets or categories of assets or businesses of such Persons or any other assets or businesses now owned or hereafter acquired by such Persons or (ii) terminate any existing relationships and contractual rights or obligations.
7.5    Notification. From the date hereof until the Closing Date, promptly following discovery thereof, each Party shall provide prompt written notice to the other Party of (a) in the case of TexStar, the occurrence, or failure to occur, of any event of which to the Knowledge of TexStar causes or would be reasonably likely to cause the condition in Section 2.5(a) to fail to be satisfied or the failure of TexStar to comply with or satisfy in any material respect any covenant or agreement to be complied with by it hereunder prior to Closing and (b) in the case of SXE, the occurrence, or failure to occur, of any event of which to the Knowledge of SXE causes or would be reasonably likely to cause the condition in Section 2.4(a) to fail to be satisfied or the failure of SXE or SXE Energy to comply with or satisfy in any material respect any covenant or agreement to be complied with by it hereunder prior to Closing. The delivery of any notice pursuant to this Section 7.5 shall be for informational purposes only, and shall not in any way be deemed to cure any inaccuracy or breach of any provision of this Agreement or in any way limit or affect any rights or remedies under this Agreement (including rights to indemnification).
7.6    Conditions. Each Party shall use commercially reasonable efforts to cause the conditions to closing applicable to such Party in Article II to be satisfied and to consummate the Transactions as soon reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).
7.7    Preparation of Supporting Documents. The Parties shall take such actions, shall furnish such information and shall prepare, or cooperate in preparing, and execute and deliver, such certificates, agreements and other instruments as the other such Party or Parties may reasonably request from time to time, before, at or after the Closing, with respect to the Transactions and the performance of the obligations under this Agreement and each other Operative Document to which it is a party or, with respect to TexStar, to which a member of the TexStar Group is a party, and with respect to SXE, to which a member of the SXE Group is a party.
7.8    Transaction Expenses. Each Party shall bear and be responsible for all fees and expenses incurred by such Party (whether incurred before, at or after the date of this Agreement) in connection with the Transactions, including the fees and expenses of legal counsel, accountants and all other third party consultants and advisors engaged by such Party to assist it in the structuring, negotiation, documentation and implementation of the Transactions (“Transaction Expenses”).
7.9    Exclusivity. From the date hereof until the consummation of the Transactions or the earlier termination of this Agreement, except with respect to the TexStar Rich Gas Restructuring, TexStar shall not, and shall cause each member of the TexStar Group, and the Representatives of the foregoing, not to, directly or indirectly (a) solicit or initiate, or encourage the submission of, proposals or offers relating to, (b) respond to any submissions, proposals or offers relating to (other than to inform any person of such Party’s obligations under this paragraph), (c) engage in any negotiations or discussions with any Person relating to or (d) enter into any Contract or otherwise cooperate in any way with any other Person in connection with, in each case, any transaction similar to the transactions contemplated hereunder or otherwise with respect to the TexStar Assets without first obtaining the written approval of the other Parties.
7.10    Publicity. The initial press release with respect to the execution of this Agreement shall be reasonably agreed upon by TexStar and SXE. Thereafter, the Parties shall promptly advise and cooperate with each other before issuing, or permitting any of its Representatives to issue, any press release or other form of public announcement with respect to any Operative Documents or the Transactions. The Parties agree that all such press releases or other forms of public announcement with respect to the Operative Documents or the Transactions are subject to the prior approval of the other Parties, which approval shall not be unreasonably withheld; provided, however, that the Parties shall be entitled to issue a press release or make a public announcement with respect to the Operative Documents or the Transactions if such Party, as the issuer of such press release or other form of public announcement, has received advice from its counsel to the effect that such press release is required by Law or listing agreement with a national security exchange or the rules of such exchange, including the NYSE or the SEC. If a Party is required by Law or listing agreement with a national security exchange or the rules of such exchange to make any release concerning any Operative Document or the Transactions, then such party agrees to use its commercially reasonable efforts to: (a) provide advance notice of at least two Business Days to the other Parties of such release, which such notice shall include the content of such release, and (b) incorporate the reasonable comments proposed by the non-issuing Party.
7.11    Confidentiality. Except for disclosures permitted by the terms of the Confidentiality Agreement, the terms of which shall remain in full force in accordance with this Section 7.11, the Parties shall hold any information received in connection with the Transactions in confidence in accordance with the terms of the Confidentiality Agreement. In the event of the termination of this Agreement in accordance with its terms, nothing in this Agreement shall be deemed to limit the restrictions set forth in the Confidentiality Agreement. If the Closing occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of the Closing).
7.12    Restructuring. Prior to the Closing, TexStar shall take, or cause to be taken, the following actions (collectively, the “TexStar Rich Gas Restructuring”):
(a)    Frio LP shall effect a divisive merger (the “Merger”), in form and substance reasonably acceptable to SXE, in accordance with Chapter 10 of the Texas Business Organizations Code and pursuant to which, among other things:
(i)    Frio LP shall be a surviving entity in the Merger and shall change its name in connection with the Merger;
(ii)    a new Texas limited partnership shall be created by the Merger (“New Frio LP”), whose sole general partner shall be a newly-formed Texas limited liability company of which TexStar will be the sole member; and

(iii)    all of the assets of Frio LP, other than assets related to the TexStar rich gas system (including those assets set forth on Schedule 7.12), shall be vested in New Frio LP.
(b)    TexStar shall contribute to Frio LP all of the Equity Interests in the TexStar JV Entities held by TexStar and TexStar and Frio LP shall take such other actions as may be reasonably necessary to further evidence such transfer, including delivering notice of such transfer to Atlas and executing a joinder agreement to the Organizational Documents of T2 EFC Holdings, T2 EF Gathering and T2 LaSalle Gathering.
7.13    Tax Matters.
(a)    Closing of the Books. SXE shall, to the extent permitted under Law and each such entity’s Organizational Documents, cause each Contributed Entity (or, in the case of the T2 LaSalle Entities, use commercially reasonable efforts to cause) to allocate all items of income, gain, loss, deduction or credit attributable to the taxable period of the Contributed Entity in which the Closing occurs based on an interim closing of the books of such Contributed Entity as of the end of the Closing Date consistent with Section 7.13(d) (to the extent the Contributed Entity’s Tax period does not otherwise end on the Closing Date).
(b)    Return Preparation. SXE GP shall, at its sole cost and expense, timely prepare or cause to be timely prepared all Tax Returns of the Contributed Entities due after the Closing Date that relate to a Pre-Closing Tax Period, including a Straddle Period (the “Post-Closing Returns”), other than Tax Returns of, or that include, TexStar or any of its Affiliates (other than members of the TexStar Group) or the T2 LaSalle Entities (the “Excluded Returns”). The Post-Closing Returns shall, to the extent permitted by applicable Law, be prepared on a basis consistent with existing procedures and practices and accounting methods of the applicable Contributed Entity, except for inconsistencies required by changes in Law or facts. At least 20 days prior to the due date of any Post-Closing Return (other than any Excluded Return) that is an income or franchise Tax Return (including, for the avoidance of doubt, any Texas franchise tax return), or a reasonable period of time with respect to a Post-Closing Return that is a non-income or non-franchise Tax Return, SXE GP shall submit a draft of such Post-Closing Returns for review and approval (with such approval shall not be unreasonably withheld, conditioned or delayed) to TexStar and the Southcross Director with respect to Post-Closing Returns of any member of the TexStar Group. SXE GP shall consider in good faith any comments made by TexStar and the Southcross Director, and shall attempt in good faith to resolve any disagreements regarding such Post-Closing Returns prior to the due date for filing. In the event that SXE GP, the Southcross Director and TexStar are unable to resolve any dispute with respect to any such Post-Closing Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.13(h), which resolution shall be binding on the Parties. SXE GP shall timely file or cause to be timely filed all Post-Closing Returns (other than Excluded Returns) and timely pay, or cause the Contributed Entities to timely pay, all Taxes shown as due on such Post-Closing Returns, as finalized pursuant to this Section 7.13(b). With respect to any such Post-Closing Return, the amount of undisputed Tax due with respect to such Pre-Closing Tax Period (as determined under Section 7.13(d) with respect to Straddle Periods) shall be paid to SXE by TexStar at least five Business Days prior to the filing of such Post-Closing Return. In the event of a dispute with respect to any such Post-Closing Return, the disputed amounts shall become payable by TexStar to SXE promptly when such items in dispute are resolved pursuant Section 7.13(h).
(c)    Excluded Returns. TexStar shall use commercially reasonable efforts to submit to SXE GP and the Southcross Director for review and approval (with such approval shall not be unreasonably withheld, conditioned or delayed) drafts of Excluded Returns of the TexStar JV Entities (other than the T2 LaSalle Entities) that are federal income tax returns (“Excluded 1065 Returns”), no later than February 15, 2015. TexStar shall consider in good faith any written comments made by SXE GP and the Southcross Director, and shall attempt in good faith to resolve any disagreements regarding such Excluded 1065 Returns and finalize such returns no later than March 1, 2015. In the event that SXE GP, TexStar and the Southcross Director are unable to resolve any dispute with respect to any such Excluded 1065 Returns by March 1, 2015, such dispute shall be resolved pursuant to Section 7.13(h), which resolution shall be binding on the Parties. TexStar shall prepare or cause to be prepared, and file or cause to be filed, the Excluded Returns (other than those of the T2 LaSalle Entities) at its cost and expense and shall remit (or, in the case of the TexStar JV Entities, cause the relevant TexStar JV Entity to remit) the Tax shown to be due thereon to the appropriate Tax authority.   With respect to any Excluded Return that is for a Straddle Period, SXE shall pay to TexStar at least five Business Days prior to the filing of such Excluded Return, the amount of undisputed Tax due with respect such Excluded Return that is attributable to a Post-Closing Tax Period (as determined under Section 7.13(d)). At least 20 days prior to the due date of any Excluded Return (other than any Excluded 1065 Returns or any Tax Returns of the T2 LaSalle Entities) that is an non-federal income or franchise Tax Return (including, for the avoidance of doubt, any Texas franchise tax return), or a reasonable period of time with respect to a Excluded Return that is a non-income or non-franchise Tax Return (other than a Tax Return of either of the T2 LaSalle Entities), TexStar shall submit a draft of such Excluded Returns for review and approval (with such approval shall not be unreasonably withheld, conditioned or delayed) to SXE GP and the Southcross Director. TexStar shall consider in good faith any comments made by SXE GP and the Southcross Director, and shall attempt in good faith to resolve any disagreements regarding such Excluded Returns prior to the due date for filing. In the event that TexStar, SXE GP and the Southcross Director are unable to resolve any dispute with respect to any such Post-Closing Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.13(h), which resolution shall be binding on the Parties. In the event of a dispute with respect to any such Excluded Return, the disputed amounts shall become payable by SXE to TexStar promptly when such items in dispute are resolved pursuant Section 7.13(h).
(d)    Straddle Period Tax Returns. To the extent permissible under applicable Laws, SXE shall elect to have each taxable period of the Contributed Entities (other than the TexStar JV Entities) during which the Closing Date occurs end at the end of the Closing Date (and shall use commercially reasonable efforts to cause the TexStar JV Entities to do likewise) and, if such election is not permitted or required in a jurisdiction such that any of the Contributed Entities is required to file a Tax Return for a Straddle Period, SXE shall use the following conventions for determining the amount of Taxes attributable to the Pre-Closing Tax Period: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes and other transaction based Taxes), the amount attributable to the Pre-Closing Tax Period shall be determined using a “closing of the books methodology.” For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the Pre-Closing Tax Period by multiplying the amount of such item for the entire Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, with such reasonable adjustments as may be necessary to appropriately take the items into account (e.g., to appropriately reflect the period during which depreciable property was in service).
(e)    Tax Contests. If SXE or any Contributed Entity receives notice of any deficiency, proposed adjustment, assessment, audit, examination, inquiry, suit, dispute or other claim with respect to any Pre-Closing Taxes (a “Tax Claim”), SXE will cause such entity (or, in the case of any TexStar JV Entity, use commercially reasonable efforts to cause such entity) to notify TexStar in writing within ten days of receipt of any Tax Claim attributable to a member of the TexStar Group, but the failure to so notify TexStar will not relieve TexStar of any liability it may have under Section 8.1(c), except to the extent TexStar has suffered actual and material prejudice thereby. With respect to any Tax Claim, the provisions of this Section 7.13(e) and not Section 9.4 or Section 9.5 shall apply.
With respect to any Tax Claim attributable to a member of the TexStar Group, TexStar (the “Controlling Person”) shall assume and control all claims, actions, administrative appeals, proceedings, hearings and conferences, investigations or inquiries, suits with any applicable Governmental Authorities with respect thereto (the “Tax Proceedings”). With respect to any Tax Claim, the Controlling Person may either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that (i) SXE (the “Non-Controlling Person”) will be permitted to participate fully in all such Tax Proceedings at such Person’s sole cost and the Controlling Person will consult with the Non-Controlling Person in the negotiation and settlement of any Tax Claim, and (ii) the Controlling Person will not, without the written consent of the Non-Controlling Person, which consent shall not be unreasonably withheld, settle or compromise any Tax Claim in any manner; provided, that to the extent that a Tax Claim relates to a Straddle Period, TexStar and SXE will jointly have the right to control all Tax Proceedings taken in connection with any such Tax Claim and such Straddle Period Tax Claim and will not settle or compromise such Straddle Period Tax Claim without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)    Cooperation on Tax Matters. SXE and TexStar shall (and SXE shall cause the Contributed Entities to or, use commercially reasonable efforts to cause the TexStar JV Entities to) (i) assist in the preparation and timely filing of all Tax Returns of the Contributed Entities; (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Contributed Entities (whether or not involving a Tax contest); (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of the Contributed Entities (including copies of Tax Returns and related work papers) with respect to a Pre-Closing Tax Period; and (iv) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Tax. SXE shall not, nor shall it allow the Contributed Entities to, amend any Tax Return of any of the Contributed Entities for a Pre-Closing Tax Period or (or will use commercially reasonable efforts to preclude the TexStar JV Entities to) otherwise initiate any other Post-Closing Tax Event without the prior written consent of TexStar. Without limiting the foregoing, the Parties shall work together in good faith to procure, no later than January 15, 2015, with respect to each of the Contributed Entities the following information as of the Closing Date (i) the tax basis of all assets and the amount of liabilities of the Contributed Entities; (ii) the amount of tax items under Section 704(c) of the Code with respect to assets of the Contributed Entities; (iii) any amounts to be charged to SXE (for example costs, expenses, compensation awards, and similar items); (iv) Schedule K-1 information for each Contributed Entity, along with copies of the federal income tax return and reports filed by each Contributed Entity for the previous year; and (v) to the extent reasonably available, such other information as SXE may reasonably request in writing for purposes of complying with its applicable tax reporting requirements.
(g)    Refunds. Any refund of Taxes of the Contributed Entities, including any interest with respect thereto, attributable to any Tax period occurring on or before the Closing Date (or attributable to the portion of any Straddle Period ending on the Closing Date determined in a manner specified in Section 7.13(d)) shall be for the account of TexStar. If the amount of any such Tax refund is received by SXE or any of the Contributed Entities, such refund shall be paid promptly to the appropriate Party consistent with this Section 7.13(g).
(h)    Disputes. Any dispute as to any matter covered by this Section 7.13 shall be resolved by the Independent Auditor, although with respect to any Excluded 1065 Returns, the parties agree to use commercially reasonable efforts to finalize any disputes with respect to such returns no later than March 1, 2015. The fees and expenses of the Independent Auditor shall be borne equally by SXE and TexStar. If any dispute with respect to a Tax Return is not resolved prior to due date for filing, such Tax Return shall be filed in the manner which the Party responsible for filing such Tax Return deems correct pending such resolution (whereupon, to the extent required, such filed Tax Return shall be amended).

(i)    Treatment of Cash Consideration. The Parties agree to treat the Cash Consideration as reimbursement of pre-formation expenses of TexStar (in accordance with a schedule of such expenses provided by TexStar within five days prior to the Closing) for all applicable income tax purposes to the extent permitted by applicable Law.
(j)    Termination of Tax Sharing Agreements.  The parties shall ensure (and, as to the TexStar JV Entities, shall undertake commercially reasonable efforts to ensure) that any tax sharing or similar agreements to which any Contributed Entity was or is a party prior to the Closing (other than those solely between a Contributed Entity and another Contributed Entity) shall be terminated as of the Closing as to such Contributed Entity, and no Contributed Entity or any successor thereto shall have any further rights or obligations under any such agreement, including for prior periods covered by any such agreements.
(k)    Tax Indemnity.  SXE shall indemnify, defend and hold harmless TexStar (or any of its Affiliates, other than SXE or its Subsidiaries) from and against (i) any and all taxes (including any interest, penalties or additions to tax and any tax sharing payment otherwise due under any tax sharing agreements, except to the extent that such tax sharing agreement is described in Section 7.13(j)) of SXE, any of its Subsidiaries or any Contributed Entity for any Post-Closing Tax Period, including, for the avoidance of doubt, any taxes imposed on TexStar (or any of its Affiliates, other than SXE or its Subsidiaries) for Post-Closing Tax Period taxes attributable to the income, assets or operations of SXE, any of its Subsidiaries or any Contributed Entity on account of TexStar (or any of its Affiliates, other than SXE or its Subsidiaries) being deemed to be a member of a consolidated, combined or unitary group with SXE and/or its Subsidiaries or any Contributed Entity; and (ii) any reasonable out of pocket expenses (e.g., reasonable attorneys’ and accountants fees and expenses) relating to matters covered by the foregoing.
ARTICLE VIII
TERMINATION
8.1    Grounds for Termination. Subject to Section 8.2, this Agreement may be terminated at any time before the Closing upon the occurrence of any one or more of the following:
(a)    by the mutual written agreement of the Parties;
(b)    by either Party (by giving written notice to the other Party), if the consummation of the Transactions would violate any final judgment, decree or order of any Governmental Authority having appropriate jurisdiction enjoining the consummation of the Transactions;
(c)    by either Party (by giving written notice to the other Party), if the other Party has breached this Agreement in any material respect and such breach causes any of the conditions to Closing for the other Party not to be satisfied (or, if before the Closing, is of such a magnitude that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the breaching Party shall have until the earlier of (i) the

Outside Date and (ii) 30 days following receipt of such notice to attempt to cure the breach and the termination under this Section 8.1(c) shall not become effective until the end of such period;
(d)    by either Party (by giving written notice to the other Party), if the Closing has not occurred by September 30, 2014 (the “Outside Date”), through no breach (including a willful failure to perform an obligation under this Agreement) of this Agreement by the terminating Party or its Affiliates; provided, however, that if Section 2.6(a) is the only condition to Closing that remains unsatisfied or unwaived on the Outside Date (other than those conditions to be satisfied at Closing), then TexStar and SXE shall each have the right, in its sole discretion, to extend such date by up to 30 days in one or more extensions by delivering written notice of such extension(s) to the other Parties;
(e)    by TexStar (by giving written notice to SXE) if there shall have occurred a Material Adverse Effect on the SXE Group; and
(f)    by SXE (by giving written notice to TexStar) if there shall have occurred a Material Adverse Effect on the TexStar Group.
8.2    Effect of Termination. A Party shall not have the right to terminate this Agreement under Section 8.1 if it is then in material breach of this Agreement. If this Agreement is terminated in accordance with Section 8.1, such termination shall be without liability to any Party, except with respect to any Party that has intentionally and willfully breached this Agreement and except that performance of the obligations contained in Section 7.11, this Section 8.2, Article IX and Article X, and such defined terms in Exhibit A as may be required to give meaning to such Sections, shall survive termination of this Agreement. No termination of this Agreement under this Article VIII shall relieve any Party of liability for breach of this Agreement arising before such termination.
ARTICLE IX
INDEMNIFICATION
9.1    Indemnification by TexStar. Subject to the limitations set forth in this Article IX, from and after the Closing, TexStar shall indemnify and hold SXE, its Subsidiaries, SXE GP, and such Persons’ members, officers, employees, agents and assignees (collectively, the “Southcross Indemnitees”), harmless from and against any and all Losses actually incurred by any such Southcross Indemnitee either directly or indirectly as a result of, arising from or related to:
(a)    any failure of the representations and warranties of TexStar set forth in Article IV and Article V to be true and correct as of the Closing Date (or, if such representations and warranties relate to an earlier date, as of such earlier date);
(b)    any breach or non-fulfillment of any covenant or agreement on the part of TexStar under this Agreement;
(c)    any Indemnified Taxes of any member of the TexStar Group; and
(d)    any Special Litigation Matters.

9.2    Indemnification by SXE. Subject to the limitations set forth in this Article IX, from and after the Closing, SXE shall indemnify and hold TexStar and its partners, officers, employees, agents, Affiliates and assignees (collectively, the “TexStar Indemnitees”) harmless from and against any and all Losses actually incurred by any such TexStar Indemnitee either directly or indirectly as a result of, arising from or related to:
(a)    any failure of the representations and warranties of SXE set forth in Article VI to be true and correct as of the Closing Date (or, if such representations and warranties relate to an earlier date, as of such earlier date); and
(b)    any breach or non-fulfillment of any covenant or agreement on the part of SXE or SXE Energy under this Agreement.
9.3    Survival. Regardless of any investigation at any time made by or on behalf of any Party, each of the representations and warranties contained in this Agreement shall survive the Closing for the applicable period of time set forth in this Section 9.3 and any and all claims and causes of action for indemnification under this Article IX arising out of the inaccuracy or breach of any representation or warranty of a Party must be made before the termination of the applicable survival period.
(a)    All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article IX shall survive as follows (with the date on which the relevant representation, warranty, covenant or agreement expires pursuant to this Section 9.3 being the “Expiration Date”):
(i)    the representations and warranties set forth in (A) Sections 4.1, 4.2, 4.4, 4.5, 4.7, 5.1, 5.2, 5.16, 6.1, 6.2, 6.4, 6.9 and 6.10 shall survive indefinitely and (B) Sections 5.10 and 5.18 shall survive for a period ending 60 days after the expiration of the statute of limitations applicable to any matters or other liabilities that are the subject thereof (together, the representations and warranties set forth in clauses (A) and (B), except for those set forth in Section 5.18, the “Fundamental Representations”), and any covenants or agreements in this Agreement that by their terms are to be performed after the Closing shall survive until fully discharged; and
(ii)    except for the Fundamental Representations and the representations and warranties set forth in Section 5.18, all representations and warranties set forth in Article IV, Article V and Article VI shall survive until the date that is 12 months after the Closing Date (collectively, the “Non-Fundamental Representations”).
(b)    No action for a breach of any representation, warranty, covenant or agreement contained herein (other than Fundamental Representations, which survive in accordance with Section 9.3(a)(i)) shall be brought after the applicable Expiration Date, except for claims of which a Party has received a Claim Notice before the applicable Expiration Date.

9.4    Third Person Claims.
(a)    If any Southcross Indemnitee or TexStar Indemnitee (any such Person, an “Indemnified Party”) has received notice or otherwise has knowledge of any claim by any Person who is not a Party or the commencement of any Proceeding by such Person who the Indemnified Party believes in good faith has an indemnifiable claim under this Agreement (a “Third Person Claim”), the Indemnified Party shall deliver a Claim Notice with respect thereto to the Party obligated to provide indemnification pursuant to Section 9.1 or Section 9.2 (the “Indemnifying Party”); provided, however, that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such Third Person Claim except to the extent that such failure or delay results in the loss or forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such Third Person Claim or increased indemnification expenses incurred as a direct result of such failure or delay to so notify. The Claim Notice shall state the nature and the basis of such Third Person Claim. The Indemnifying Party shall have the right to defend and settle any such Third Person Claim, at its own expense and by its own counsel (reasonably acceptable to the Indemnified Party) if the Indemnifying Party provides written notice to the Indemnified Party (within five Business Days of its receipt of the Claim Notice) declaring its intention to defend or settle such Third Person Claim.
(b)    If the Indemnifying Party notifies the Indemnified Party of its intention to undertake the defense or settlement of such Third Person Claim pursuant to Section 9.4(a), the Indemnified Party shall cooperate with the Indemnifying Party and its counsel, at the Indemnifying Party’s sole cost and expense, in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake the defense or settlement of such Third Person Claim pursuant to Section 9.4(a), the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such Third Person Claim; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such Third Person Claim and the negotiations of the settlement thereof.
(c)    The Indemnifying Party shall not settle any Third Person Claim without the consent of the Indemnified Party unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party and further involves no injunction or equitable relief upon the Indemnified Party and no limitation on the future operation of the business, assets or property of the Indemnified Party and its Affiliates.

(d)    If, upon receiving a Claim Notice with respect to a Third Person Claim, the Indemnifying Party does not timely undertake to defend such Third Person Claim, or fails to pursue such defense diligently or is otherwise not entitled to assume the defense of such Third Person Claim or the Indemnified Party is otherwise entitled to assume such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such Third Person Claim, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other Losses incurred by the Indemnified Party in connection therewith.
9.5    Direct Claims.
(a)    If the Indemnified Party asserts the existence of a claim giving rise to Losses that is not a Third Person Claim (a “Direct Claim”), the Indemnified Party shall deliver a Claim Notice with respect thereto to the Indemnifying Party.
(b)    A Claim Notice delivered in connection with a Direct Claim shall state that it is being given pursuant to this Section 9.5 and shall specify the nature and, if known, the amount of the Losses associated therewith. If the Indemnifying Party, within 30 days after the receipt of such Claim Notice from the Indemnified Party, shall not give written notice to the Indemnified Party stating the Indemnifying Party’s intent to contest such Direct Claim, the Indemnified Party’s assertion shall be deemed accepted and the amount of such Direct Claim shall be deemed a valid Direct Claim.
(c)    If, however, the Indemnifying Party contests such Direct Claim by giving written notice, setting forth in reasonable detail the basis for contesting the Direct Claim, to the Indemnified Party within such 30-day period, then the Indemnifying Party and the Indemnified Party shall negotiate in good faith to reach agreement regarding such Direct Claim. If the Indemnifying Party and the Indemnified Party cannot reach an agreement regarding such Direct Claim within 30 days after the notice contesting such Direct Claim provided by the Indemnifying Party has been received by the Indemnified Party, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
9.6    Basket; Indemnification Cap.

(a)    An Indemnifying Party shall not have any obligation to provide indemnification for Losses arising out of breaches of the Non-Fundamental Representations (“Covered Losses”) except to the extent that the aggregate amount of all Covered Losses exceeds $2,150,000 (the “Basket”) in which case the Indemnifying Party shall be liable under this Article IX only for Covered Losses that exceed the Basket. The Basket shall not be applicable to Losses arising out of breaches of the Fundamental Representations, Section 5.5(b) or Section 5.26.
(b)    The maximum amount for which a Party may be liable, other than in cases of knowing and intentional fraud or willful misconduct, in respect of breaches of any of the Non-Fundamental Representations, shall be limited to an amount equal to $32,250,000, and in respect of any breaches of the Fundamental Representations, Section 5.26 or any other covenant or agreement under this Agreement, shall be limited to an amount equal to $430,000,000. Notwithstanding the foregoing, there shall be no maximum amount for which TexStar may be liable in connection with such Party’s breach of Section 5.5(b).
9.7    Calculation of Losses. In calculating amounts payable to any Indemnified Party for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, agreement or covenant and shall be computed net of payments actually recovered by the Indemnified Party (or its Affiliates) under any insurance policy with respect to such Losses.
9.8    Other Limitations.
(a)    Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, no Party shall be liable for punitive, special, indirect, exemplary, consequential, remote or speculative damages of any kind or nature or any damages calculated using diminution of value or any multiple of value or loss of business reputation or opportunity, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any Person who is not a Party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages to an Indemnified Party arising from knowing and intentional fraud or willful misconduct.
(b)    Sole and Exclusive Remedy. Anything contained in this Agreement to the contrary notwithstanding, other than the indemnity contained in Section 7.13 and in the event of knowing and intentional fraud, the indemnification rights set forth in this Article IX, all of which are subject to the terms, limitations and restrictions of this Article IX, shall be the sole and exclusive legal remedy of the Parties from and after Closing for any and all claims arising out of or related to this Agreement or the Transactions, including claims based on any breach of a representation, warranty, covenant, or agreement under this Agreement, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Article IX shall not govern the remedies available under any other Operative Document to which a Party is party and nothing contained in this Agreement shall limit the ability of any Party (or any of its Affiliates party thereto) to pursue any remedy under the Operative

Documents (excluding this Agreement). Subject to the rights of the parties to the SXE Commitment Letter under the terms thereof, none of the Parties, nor or any of their respective affiliates, shall have any rights or claims against the Debt Financing Sources in connection with the SXE Credit Facility described in the SXE Commitment Letter, whether at law or equity, in contract, in tort or otherwise.
(c)    For purposes of determining whether a representation or warranty has been breached for purposes of this Article IX and determining the amount of Losses suffered by any TexStar Indemnitee or Southcross Indemnitee, as the case may be, each representation and warranty set forth in this Agreement, and any qualification with respect to any representation or warranty set forth in the Schedules, shall be read without regard or giving effect to any “material,” “materiality” or “Material Adverse Effect” qualifications that may be contained in any such representation or warranty.
ARTICLE X
MISCELLANEOUS
10.1    Governing Law; Venue; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to any conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
(b)    The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the Transactions, and each Party hereby irrevocably agrees that all claims in respect of such dispute or Proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the Transactions brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each Party consents to process being served by any other Party to this Agreement in any Proceeding of the nature specified in this Section 10.1(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 10.7.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATED TO THE SXE COMMITMENT LETTER OR THE PERFORMANCE THEREOF.

(d)    Notwithstanding anything in this Section 10.1 to the contrary, each of the Parties agrees that it will not bring or support any action or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Commitment Party (as defined in the SXE Commitment Letter), any Lender (as defined in the SXE Commitment Letter), any affiliate of a Commitment Party or a Lender or any other Person that has committed to provide or otherwise entered into agreements in connection with the SXE Commitment Letter or the financings related thereto in connection with the transactions contemplated hereby (each such Person, a “Debt Financing Source”, and, collectively, the “Debt Financing Sources”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the SXE Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of the foregoing sentence in this Section 10.1(d) shall be enforceable by each Debt Financing Source, its affiliates and their respective successors and permitted assigns.
10.2    Third-Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article IX shall inure to the benefit of the Southcross Indemnitees and the TexStar Indemnitees as provided therein; provided that each of the Debt Financing Sources are third-party beneficiaries of this Agreement with respect to the provisions in this Section 10.2 and provisions in Sections 9.8, 10.1 and 10.6 of this Contribution Agreement regarding venue, jury waiver, recourse and amendment of this Contribution Agreement to the extent related to the Debt Financing Sources.
10.3    No Partnership. Nothing in this Agreement shall constitute a joint venture or partnership between or among the Parties or constitute any Party as agent or attorney of any other Party for any purpose whatever, and, except as expressly provided for in this Agreement, no Party shall have authority or power to bind any other Party or to contract in the name of or create liability against any other Party in any way or for any purpose, except as expressly authorized in writing by one Party in favor of another Party from time to time.
10.4    Assignment. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
10.5    Entire Agreement. This Agreement, the other Operative Documents and the Confidentiality Agreement collectively constitute the sole understanding of the Parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between or among the Parties executed before or with this Agreement that relates to any subject matter other than the Transactions.
10.6    Amendment. This Agreement may only be amended, modified or supplemented by an instrument in writing signed by the Parties. Further, the Parties shall not amend the provisions in this Section 10.6 or in Sections 9.8, 10.1 or 10.2 of this Agreement in a manner that is adverse to the Debt Financing Sources without the Debt Financing Sources’ prior written consent.
10.7    Notices. All notices, demands or communications required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier with charges prepaid, by certified mail, postage prepaid and return receipt requested, or by facsimile transmission or Email that is confirmed by another writing, sent to the Parties as follows:
If to TexStar:
TexStar Midstream Services, LP
18615 Tuscany Stone, Suite 300
San Antonio, Texas 78258
Attn: Phil Mezey
Facsimile: (210) 495-0075
Email: phil.mezey@texstarms.com
With a copy (which shall not constitute notice) to:
Tailwater Capital LLC
300 Crescent Court, Suite 200
Dallas, Texas 75201
Attn: Jason H. Downie
Facsimile: (214) 292-8562
Email: jdownie@tailwatercapital.com

and

EIG Global Energy Partners
Three Allen Center
333 Clay Street, Suite 4150
Houston, Texas 77002
Attn: Clayton R. Taylor
Email: clay.taylor@eigpartners.com

and

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attn: Rodney L. Moore
Facsimile: (214) 746-7700
Email: rodney.moore@weil.com

If to SXE or SXE Energy:
Southcross Energy Partners, L.P.
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Attn: David W. Biegler
Facsimile: (214) 979-3710
Email: biegler@southcrossenergy.com

With a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Attn: Robert Sarfatis
Facsimile: (214) 999-3245
Email: rsarfatis@gardere.com

All such notices shall be deemed to have been duly given, (a) as of the date of delivery, if delivered personally or by overnight delivery service or other courier, (b) on the date receipt is acknowledged, if delivered by certified mail, and (c) upon the date on which the transmission is separately confirmed in writing, if delivered by facsimile or Email. A Party may change its address for notice by notice to the other Parties in the manner set forth above.
10.8    Waiver.
(d)    Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall be in writing and shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.
(e)    No failure to exercise and no relaxation, forbearance, indulgence or delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing among the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
10.9    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.
10.10    Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” and “all capital letters” satisfy the requirement of the “express negligence rule” and any other requirement at Law or in equity that provisions contained in a contract be conspicuously marked or highlighted.
10.11    Deliveries to a Party. Any document or item will be deemed “delivered,” “provided” or “made available” by a Person for all purposes within the meaning of this Agreement if such document or item (a) is included in the electronic data site hosted by Merrill Corporation at the Parties’ request for “Project Landry,” (b) is actually delivered or provided to the subject Person or its Representatives or (c) is made available upon request, including at such Person’s or any of its Affiliates’ offices.
10.12    Counterparts; Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which taken together shall constitute one and the same instrument. A Party’s delivery of an executed counterpart signature page by facsimile or Email transmission is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed this Agreement (or counterparts hereof).
10.13    Representation by Counsel. Each Party acknowledges that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
10.14    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
10.15    Schedules. The information in any Schedule constitutes (a) exceptions to particular representations, warranties, covenants and obligations of the Parties, as applicable, as set forth in this Agreement or (b) descriptions or lists and other items referred to in this Agreement. Capitalized terms used but not defined in the Schedules have the meanings given them in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

TEXSTAR: TEXSTAR MIDSTREAM SERVICES, LP By: TEXSTAR MIDSTREAM GP, LLC, its General Partner By: Name: P. Scott Martin Title: Manager

[Signature Page to Contribution Agreement]

[Signature Page to Contribution Agreement]

SXE: SOUTHCROSS ENERGY PARTNERS, L.P. By: SOUTHCROSS ENERGY PARTNERS GP, LLC, its General Partner By: David W. Biegler, Chairman

[Signature Page to Contribution Agreement]

SXE ENERGY:

SOUTHCROSS ENERGY GP LLC

By:
David W. Biegler, Chairman

[Signature Page to Contribution Agreement]

The undersigned is executing this Agreement for the limited purposes of agreeing to be bound by Section 7.13:

SOUTHCROSS ENERGY PARTNERS GP LLC

By:
David W. Biegler, Chairman

[Signature Page to Contribution Agreement]

Exhibit A
Definitions
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that notwithstanding the foregoing, neither Atlas nor any of its Affiliates (other than the TexStar JV Entities) shall be considered an “Affiliate” of TexStar or any member of the TexStar Group. For the purpose of the immediately preceding sentence, the terms “control” or “controlled” mean the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Assignment and Contribution Agreement” means a membership interest and limited partnership interest assignment, or similar document or instrument of conveyance, that irrevocably assigns, transfers and conveys the Frio Interests as contemplated herein, in form and substance mutually acceptable to the Parties.
“Atlas” means APL SouthTex Processing Company LP, a Texas limited partnership.
“Basket” has the meaning set forth in Section 9.6(a).
“BBTS Borrower” means BBTS Borrower LP, a Delaware limited partnership
“BBTS Credit Facility” means that certain Credit Agreement, dated as of June 4, 2013, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among BBTS Borrower, BBTS Borrower GP LLC, a Delaware limited liability company, BBTS Guarantor LP, a Delaware limited partnership, the subsidiaries of BBTS Borrower party thereto as guarantors, the lenders party thereto from time to time, UBS AG, Stamford Branch, as administrative agent and collateral agent, and the other parties thereto.
“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it were subject to ERISA, such as foreign plans and plans for directors, (c) each equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity-based plan and (d) each bonus, commission, incentive, deferred compensation plan, severance, employment, consulting, retention, transaction, change-of-control, “stay,” “sale,” group insurance, retirement, health, welfare, fringe or other compensation plan, agreement, contract, arrangement or practice.
“Business Day” means any day other than (a) Saturday or Sunday or (b) any day on which the Federal Reserve Bank of Dallas, Texas is closed.
“Cash Consideration” has the meaning set forth in Section 2.2.

“Claim Notice” means written notice from an Indemnified Party to an Indemnifying Party with respect to a Loss.
“Closing” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and the Treasury Regulations.
“Common Units” means units representing limited partner interests of SXE designated as Common Units and having the rights, obligations and such other terms as set forth in the SXE Partnership Agreement.
“Competition Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, or local statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of December 5, 2013, by and between SXE and TexStar.
“Conflicts Committee” has the meaning assigned to such term in the SXE Partnership Agreement.
“Consideration” has the meaning set forth in Section 2.2.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.
“Contract” means, with respect to any Person, any agreement, arrangement, commitment, obligation, contract, or instrument of any type whatsoever, whether oral or written, express or implied, including any concessions, conditional sales agreements, deeds of trust, guaranties, leases, license agreements, mortgages, non-competition agreements, notes, pledge agreements, purchase and sales orders, security agreements or warranties, to which a Person is a party or by which any of its properties or assets may be bound.
“Contributed Entities” means the members of the TexStar Group.
“Controlling Person” has the meaning set forth in Section 7.13(e).
“Covered Losses” has the meaning set forth in Section 9.6(a).
“Debt Financing Sources” has the meaning set forth in Section 10.1(d).

“Direct Claim” has the meaning set forth in Section 9.5(a).
“Easements” means the rights-of-way, easements, leases and servitudes that are used by the TexStar Group in the location, operation, maintenance, repair, replacement, use or ownership of the TexStar Assets.
“Email” means electronic mail.
“Encumbrances” means any claim, lien, mortgage, deed of trust, security interest, pledge, charge, setoff, option, attachment, right of first refusal, covenant, encroachment, encumbrance, restriction or any other adverse claim of any kind, and additionally with respect to Equity Interests includes preemptive rights, rights of first offer, purchase options or other restrictions or limitations affecting transferability.
“Environmental Laws” means any federal, tribal, state, local or foreign Law (including common law), consent decree, settlement agreement, judgment, order, or other legal requirement issued by or entered into with a Governmental Authority pertaining or relating to: (a) pollution or pollution control, including storm water; or (b) protection of human health from exposure to Hazardous Substances or protection, preservation or remediation of the environment. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Rivers and Harbors Act, as amended 33 U.S.C. 401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the National Environmental Policy Act, as amended 42 U.S.C. 4321 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., the Pollution Prevention Act of 1990, 42 U.S.C. §§ 13101 et seq., each as amended, and any regulations, orders and requirements thereunder, each as amended, or any equivalent or analogous state or local Laws, any regulation, order or requirements thereunder and any amendments thereto.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest (including a profits interest), unit of participation or other similar interest (however designated) in such Person and (b) any option, restricted share, restricted stock unit, stock appreciation right, profits interest, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom equity, profit participation or other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Returns” has the meaning set forth in Section 7.13(b).
“Excluded 1065 Returns” has the meaning set forth in Section 7.13(c).
“Expiration Date” has the meaning set forth in Section 9.3(a).
“Frio GP” has the meaning set forth in the Recitals.
“Frio GP Interest” has the meaning set forth in the Recitals.
“Frio Interests” has the meaning set forth in the Recitals.
“Frio LP” has the meaning set forth in the Recitals.
“Frio LP Interest” has the meaning set forth in the Recitals.
“Fundamental Representations” has the meaning set forth in Section 9.3(a)(i).
“GAAP” means U.S. generally accepted accounting principles consistently applied.
“Governmental Authority” means any federal, state, local, or foreign government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, or court, arbitral tribunal or quasi-governmental authority.
“Hazardous Substances” means any hazardous waste, hazardous substance, extremely hazardous substance, hazardous material, pollutant, contaminant, toxic substance, toxic chemical, asbestos or asbestos-containing materials, petroleum, petroleum constituents, petroleum byproducts, Hydrocarbons, naturally occurring radioactive material, each as defined in, listed or designated, or which otherwise is the subject of any rule, regulation or other requirement, pursuant to any Environmental Law.
“HSR Act” has the meaning set forth in Section 2.6(a).
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.
“Incentive Distribution Rights” means units representing limited partner interests of SXE and designated as Incentive Distribution Rights and having the rights, obligations and such other terms as set forth in the SXE Partnership Agreement.
“Indebtedness” means, with respect to any Person, funded indebtedness for borrowed money owed to any other Person (whether in respect of principal, interest, prepayment penalties, reimbursement of costs and expenses, interest swap breakage fees, or otherwise) and includes: (a) obligations related to drawn letters of credit or similar instruments; (b) obligations evidenced by bonds, debentures, notes, and similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations under leases that are required by GAAP to be classified as capital leases; (e) obligations under any currency or interest rate swap, hedge, or similar protection device; and (f) Indebtedness of third parties that is either guaranteed by such Person or secured by an Encumbrance on such Person’s assets. For the avoidance of doubt, “Indebtedness” does not include trade payables or accrued expenses.
“Indemnified Party” has the meaning set forth in Section 9.4(a).
“Indemnified Taxes” means (i) any Tax of the Contributed Entities for a Pre-Closing Tax Period (as determined under Section 7.13(d) with respect to Straddle Periods); (ii) Taxes that a Contributed Entity assumes or otherwise becomes liable for by Contract, pursuant to applicable Law as a successor or transferee, or otherwise for any Pre-Closing Tax Period; (iii) Taxes that a Contributed Entity is liable for (including under Treasury Regulation section 1.1502-6 or any similar provision of state, local, or non-U.S. applicable Laws) as a result of being a member of (or leaving) a consolidated, combined, or unitary Tax group on or before the Closing Date; and (iv) Taxes that a Contributed Entity is liable for as a result of the transactions contemplated by this Agreement.
“Indemnifying Party” has the meaning set forth in Section 9.4(a).
“Intellectual Property” means patents, patent applications, trademarks, trademark registrations or applications therefor, trade names, service marks, service mark rights, logos, domain names, corporate names and associated goodwill, copyrights (including software), copyright registrations or applications therefor, trade secrets, know-how, processes, confidential business information, engineering data, maps, interpretations, and other confidential and proprietary information.
“Independent Auditor” means a nationally recognized independent accounting firm jointly selected by SXE and TexStar.
“Jefferies” means Jefferies LLC.
“Knowledge” or any similar term means (a) with respect to TexStar, the actual knowledge of any of the Persons set forth on Schedule 1.1(a) and (b) with respect to SXE, the actual knowledge of any of the Persons set forth on Schedule 1.1(b).
“Labor Agreement” has the meaning set forth in Section 5.7(a)(viii).
“Law” or “Laws” means any and all laws, statutes, ordinances, proclamations, codes, regulations, Permits, orders, decrees and rules of any Governmental Authority.
“Loss” or “Losses” means all liabilities, losses, claims, damages, Proceedings, demands, assessments, adjustments, fees, fines, penalties, Taxes, judgments, orders, costs and expenses (including reasonable attorneys’ fees, expert witness fees and costs and expenses of investigation, defense and prosecution).
“Master Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among BBTS Borrower, Southcross Energy LLC and Southcross Holdings LP.

“Material Adverse Effect” means, with respect to any Person or Persons, any change, event or development that is materially adverse to the business, financial condition or operations of such Person or Persons, taken as a whole; provided, however, that a “Material Adverse Effect” shall not be deemed to have occurred as a result of any of the following changes, events, circumstances, developments or occurrences (either alone or in combination): (a) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such Person or Persons operate; (b) changes, after the date hereof, in Laws or the interpretation of Laws by Governmental Authorities of general applicability to companies in the industries in which such Person or Persons operate; (c) actions or omissions taken with the prior written consent of the Party not at issue or as expressly required by this Agreement; (d) changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, in each case generally affecting the industries in which such Person or Persons operate; or (e) changes resulting from the execution of this Agreement or the public disclosure of this Agreement or the Transactions, except, with respect to clauses (a), (b) and (d) of this paragraph, to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such Person or Persons, taken as a whole, as compared to other companies in the industry in which such Person or Persons operate.
“Merger” has the meaning set forth in Section 7.12(a).
“New Frio LP” has the meaning set forth in Section 7.12(a)(ii).
“Non-Controlling Person” has the meaning set forth in Section 7.13(e).
“Non-Fundamental Representations” has the meaning set forth in Section 9.3(a)(ii).
“NYSE” means the New York Stock Exchange.
“Operative Documents” means this Agreement and the other documents, instruments and certificates contemplated hereby.
“Ordinary Course of Business” means the ordinary course of business of such Person consistent with past custom and practice.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Outside Date” has the meaning set forth in Section 8.1(d).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Encumbrances” means:
(a)    Encumbrances for Taxes that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, provided in each case that adequate reserves (in accordance with GAAP) have been made in respect thereof;
(b)    mechanic’s, materialman’s, carrier’s, repairer’s and other similar Encumbrances arising or incurred in the Ordinary Course of Business that are not yet due and payable;
(c)    rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable asset and other minor defects or irregularities in title, or encumbrances on, the applicable asset that do not materially affect or impair the use or operation or the cost of operation of the asset to which they relate or the ability of the specified Person to conduct its business;
(d)    zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants;
(e)    the terms and conditions of the instruments creating the asset, provided that no current violations exist with respect to same;
(f)    the terms of any Contract in existence as of the date hereof to which such Person is party;
(g)    Encumbrances that will be fully released at or prior to Closing; and
(h)    defects that SXE waives in writing pursuant to a separate agreement.
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or any other entity.
“PIK Common Units” has the meaning set forth in Section 2.2.
“Post-Closing Returns” has the meaning set forth in Section 7.13(b).
“Post-Closing Tax Event” means: (a) amending a Tax Return of any of the Contributed Entities for a Pre-Closing Tax Period; (b) extending or waiving the applicable statute of limitations with respect to a Tax of any of the Contributed Entities for a Pre-Closing Tax Period; (c) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of any of the Contributed Entities for a Pre-Closing Tax Period; (d) filing Tax Returns or paying Taxes for a Pre-

Closing Tax Period in jurisdictions that any Contributed Entity did not previously file a Tax Return (or pay Taxes) for such periods; (e) making, changing or rescinding any Tax election, adopting or changing any Tax accounting method; and (f) surrendering any right to claim a refund of Taxes, or taking any action or entering into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset (including a refund of any Tax), in each case with respect to any Pre-Closing Tax Period.
“Post-Closing Tax Period” means any taxable period other than a Pre-Closing Tax Period, including the portion of a Straddle Period beginning on the date following the Closing Date as determined in Section 7.13(d).
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date, including the portion of a Straddle Period ending on the Closing Date as determined in Section 8.13(c).
“Proceeding” means any claim, action, suit, investigation or inquiry before or by any Governmental Authority or arbitrator.
“Related Affiliates” means (a) TexStar, (b) TexStar Midstream GP, LLC, a Texas limited liability company, (c) TexStar Midstream T/U GP, LLC, a Texas limited liability company, (d) TexStar Midstream Utility, LP, a Texas limited partnership, (e) TexStar Transmission, LP, a Texas limited partnership, (f) TexStar Midstream Products GP, LLC, a Texas limited liability company, (g) TexStar Midstream Products, LP, a Texas limited partnership, (h) TexStar Midstream Operating, LLC, a Texas limited liability company, and (i) TexStar Midstream II GP, LLC, a Texas limited liability company (successor to TexStar Crude Oil Services, LP, TexStar Midstream Transport, LP, and TexStar COP, LP).
“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.
“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party, (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above and (c) any bank, other financial institution or entity funding, or proposing to fund, a Party or its Affiliates.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Convertible Preferred Units” means units representing limited partner interests of SXE designated as Series A Convertible Preferred Units and having the rights, obligations and such other terms as set forth in the SXE Partnership Agreement.
“Southcross Director” means a director designated by the directors of Southcross Holdings GP, LLC appointed by Southcross Energy LLC.

“Southcross Indemnitees” has the meaning set forth in Section 9.1.
“Southcross Representatives” has the meaning set forth in Section 7.2(a).

“Special Litigation Matters” has the meaning set forth on Schedule 5.13.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Straddle Return” means a Tax Returns of a Contributed Entity for a Straddle Period.
“Subordinated Units” means units representing limited partner interests of SXE designated as Subordinated Units and having the rights, obligations and such other terms as set forth in the SXE Partnership Agreement.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“SXE” has the meaning set forth in the Preamble.
“SXE Assets” means all of the assets owned or used by the SXE Group.
“SXE Business” means the business of natural gas gathering, processing, treating, compression and transportation services, crude oil transportation services and NGL fractionation and transportation services conducted by the SXE Group as of the date hereof.
“SXE Commitment Letter” means a commitment letter from the lender parties to SXE dated June 11, 2014.
“SXE Credit Facility” means the credit arrangements applicable to SXE on substantially the same terms as set forth in the SXE Commitment Letter.
“SXE Energy” has the meaning set forth in the Preamble.

“SXE GP” means Southcross Energy Partners GP LLC, a Delaware limited liability company.
“SXE Group” means SXE and each of its Subsidiaries (including SXE Energy).
“SXE Long-Term Incentive Plan” means the Southcross Energy Partners, L.P. 2012 Long-Term Incentive Plan, as amended from time to time.
“SXE Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of SXE, dated as of April 12, 2013, as amended from time to time.
“SXE SEC Documents” has the meaning set forth in Section 6.5.
“T2 EF Gathering” means T2 Eagle Ford Gathering Company LLC, a Delaware limited liability company.
“T2 EFC” means T2 EF Cogeneration LLC, a Texas limited liability company and wholly-owned Subsidiary of T2 EFC Holdings.
“T2 EFC Holdings” means T2 EF Cogeneration Holdings LLC, a Delaware limited liability company.
“T2 LaSalle” means T2 LaSalle Gas Utility LLC, a Texas limited liability company and wholly-owned subsidiary of T2 LaSalle Gathering.
“T2 LaSalle Gathering” means T2 LaSalle Gathering Company LLC, a Delaware limited liability company.
“T2 LaSalle Entities” means T2 LaSalle and T2 LaSalle Gathering.
“T2GU” means T2 Gas Utility LLC, a Texas limited liability company and wholly-owned Subsidiary of T2 EF Gathering.
“Tax Claim” has the meaning set forth in Section 7.13(e).
“Tax Proceeding” has the meaning set forth in Section 7.13(e).
“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, including any attachment thereto and any amendment thereof.
“Taxes” means (a) all federal, state, local and foreign income, gross income, profits, ad valorem, severance, production, gain, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, goods and services, license, payroll, franchise, real property, personal property, fuel, severance, transfer, and recording taxes or other assessments, fees, and charges, imposed by any Government Authority, including any interest, penalty or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated or combined group for any period; and

(c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.
“TexStar” has the meaning set forth in the Preamble.
“TexStar Assets” means all of the assets owned or used by the TexStar Group, and specifically excluding any assets transferred to New Frio LP in connection with the TexStar Rich Gas Restructuring.
“TexStar Business” means the business of natural gas gathering, processing, treating, compression and transportation services, crude oil transportation services and electricity generation services conducted by the TexStar Group in substantially the manner conducted as of the date hereof (and, for clarity, determined after giving effect to the TexStar Rich Gas Restructuring).
“TexStar Capex Budget” means the capital expenditure plan set forth on Schedule 1.1(c).
“TexStar Contracts” has the meaning set forth in Section 5.7(a).
“TexStar ERISA Affiliate” has the meaning set forth in Section 5.18(a).
“TexStar Financial Statements” has the meaning set forth in Section 5.4.
“TexStar Group” means Frio GP, Frio LP and the TexStar JV Entities.
“TexStar Historical Financial Statements” has the meaning set forth in Section 5.4.
“TexStar Indemnitees” has the meaning set forth in Section 9.2.
“TexStar JV Entities” means T2 EFC Holdings, T2 EF Gathering, T2 LaSalle Gathering, T2 EFC, T2 LaSalle and T2GU.
“TexStar Latest Financial Statement” has the meaning set forth in Section 5.4.
“TexStar Representatives” has the meaning set forth in Section 7.2(b).
“TexStar Rich Gas Restructuring” has the meaning set forth in Section 7.12.
“TexStar SXE Interest” has the meaning set forth in Section 4.7(a).
“Third Party Debt” means all (a) outstanding indebtedness for borrowed money owed to any Person (other than any other member of the TexStar Group) and (b) outstanding indebtedness of any third Person that is guaranteed by, or secured by a lien on any assets or Equity Interests of, any member of the TexStar Group.
“Third Person Claim” has the meaning set forth in Section 9.4(a).
“Transaction Expenses” has the meaning set forth in Section 7.8.

“Transactions” means the transactions contemplated by this Agreement and the other Operative Documents.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Unit Consideration” has the meaning set forth in Section 2.2.
“Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of the Common Units may vote.
“WARN Act” has the meaning set forth in Section 5.17(b).

Exhibit B
PIK Common Units
Summary of Indicative Terms and Conditions

SXE LP Unit Purchase (the “Offering”)
Issuer:	Southcross Energy Partners, L.P. (“SXE”).
Purpose:	Proceeds of the SXE Offering, together with $180 million of cash raised from a new debt issuance, will be used, directly or indirectly, to purchase the Rich Gas System from New Holdco.
SXE Offering:	14.633 million units of a new class of Common Units (“Class B Common Units”) issued in a private placement.
Purchaser:	New HoldCo
Purchase Price:	The volume weighted average trading price (“VWAP”) of SXE Common Units for the 10 trading day period ending the business day prior to signing of the transaction.
Quarterly Distribution:
For the period lasting until SXE has met certain requirements including payment of a quarterly distribution to common unit holders of at least $0.44 and maintaining a coverage ratio of at least 1.00x for two trailing quarters and forecasting a coverage ratio of at least 1.00x for two forward quarters (such period, the “PIK Distribution Period”), SXE will make quarterly distributions to the holders of the Class B Common Units payable in PIK Class B Common Units. For purposes of the PIK distributions, the number of PIK Class B Common Units to be issued in respect of each distribution will be equal to 7.0% of the Purchase Price. At the end of the PIK Distribution Period, all Class B Common Units and PIK Class B Common Units will automatically convert into SXE Common Units on a one-for-one basis and participate in cash distributions pari passu with all other SXE Common Units.

Transfer Restrictions:
The Purchaser will not be permitted to sell or otherwise transfer any of the Class B Common Units or PIK Class B Common Units (i) at any time during the period ending 60 days after closing or (ii) thereafter unless such sale or transfer complies with applicable securities laws.

Registration Rights:
As soon as practicable following receipt of a request from the Purchaser, SXE shall use its reasonable best efforts to (i) file a registration statement registering the sales of Common Units to be issued upon conversion (ii) have the registration statement declared effective within 180 days after filing with the Securities and Exchange Commission (the “SEC”) and (iii) maintain the effectiveness of the registration statement for a period of two years; provided, however, that the Purchaser may request SXE file no more than two registration statements during the seven years following the closing to register the sales of Common Units issuable upon conversion, subject to certain thresholds, delay rights and other customary provisions. The Purchaser shall have customary piggyback rights in any underwritten offering of SXE’s equity securities.

Voting:
Class B Common Units and PIK Class B Common Units will vote together with SXE Common Units as a single class, and will vote as a separate class on any changes to the existing SXE Partnership Agreement that would adversely affect the Class B Common Units or PIK Class B Common Units.

Conditions Precedent:	Customary conditions precedent including all conditions to closing of the Acquisition.